EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

AVIZA TECHNOLOGY, INC.,

AVIZA, INC.,

TRIKON TECHNOLOGIES, INC.,

CERTAIN OTHER SELLER PARTIES,

AND

SUMITOMO PRECISION PRODUCTS CO., LTD.

August 13, 2009

i

(continued)

(continued)

Exhibits
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bid Procedures Order and Form of Bid Procedures
Exhibit C	Form of Bill of Sale

(continued)

Exhibit D	Form of Sale Order
Exhibit E	Form of Global Recourse Note
Exhibit F	Form of Global Non-Recourse Note
Exhibit G	Allocation
Exhibit H-1	Form of Mutual General Release
Exhibit H-2	Form of General Release of Former Seller Employees
Annex A	Form of Subsidiary Purchase Agreements

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of August 13, 2009 (the “Effective Date”) by and among Sumitomo Precision Products Co., Ltd., a company organized under the laws of Japan (“Buyer”), Aviza Technology, Inc., a Delaware corporation (“ATI”), Aviza Inc., a Delaware corporation and a direct wholly-owned subsidiary of ATI (“AI”), and Trikon Technologies, Inc., a Delaware corporation and a direct wholly-owned subsidiary of ATI (“TTI” and, collectively with ATI and AI, the “Debtor Sellers ” and each a “Debtor Seller”), Aviza Technology Limited, a company organized under the laws of England and Wales and an indirect wholly-owned subsidiary of TTI (“ATL”), and Aviza Technology International, Inc., a Delaware corporation and a direct wholly-owned subsidiary of AI (“Aviza Technology International” and, together with ATL, the “Holding Company Sellers”).  Each of the Debtor Sellers and the Holding Company Sellers are sometimes referred to in this Agreement individually as a “Seller Party” and collectively as the “Seller Parties.”  Each of Buyer and the Seller Parties are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A.           On June 9, 2009 (the “Petition Date”), each of the Debtor Sellers filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Northern District of California, San Jose Division (the “Bankruptcy Court”), which bankruptcy cases are being jointly administered under Case Nos. 09-54511-RLE-11, 09-54514-RLE-11 and 09-54515-RLE-11 (collectively, the “Chapter 11 Case”).

B.           The Debtor Sellers desire to sell, transfer, convey, assign and deliver to Buyer, in accordance with Sections 363 and 365 and the other applicable provisions of the Bankruptcy Code, all of their right, title and interest in the Purchased Assets upon the terms and subject to the conditions set forth in this Agreement.

C.           The Debtor Sellers’ right, title and interest in the Purchased Assets will be sold or assigned, as applicable, pursuant to a Sale Order and an Assignment Order, and such orders will authorize the assumption and assignment by each Debtor Seller, as appropriate, of the Assumed Contracts sold by the Debtor Sellers under Section 365 of the Bankruptcy Code and the terms and conditions of this Agreement.

D.           Subject to the Bankruptcy Court’s (i) approval of certain bid procedures in substantially the form included in Exhibit B attached hereto (the “Bid Procedures”) for the sale of the Debtor Sellers’ right, title and interest in the Purchased Assets pursuant to an auction (the “Auction”), (ii) issuance of the Bid Procedure Order and (iii) issuance of the Sale Order and the Assignment Order (each of which shall be a Final Order), Buyer will purchase from the Debtor Sellers, and the Debtor Sellers will sell, transfer, convey, assign and deliver to Buyer all of the Debtor Sellers’ right, title and interest in the Purchased Assets upon the terms and subject to the conditions set forth in this Agreement.

E.           Concurrently with (and as a condition precedent to) the consummation of the sale by the Debtor Sellers of all of their right, title and interest in the Purchased Assets to Buyer as contemplated herein, the Holding Company Sellers will sell, transfer, convey, assign and deliver to Buyer, upon the terms and subject to the conditions set forth in this Agreement, all of their right, title and interest in the Purchased Assets.

F.           Prior to the Closing, Buyer (or nominees thereof) and each of the Subsidiary Sellers (as hereinafter defined) will enter into purchase and sale agreements in substantially the form attached hereto as Annex A (the “Subsidiary Purchase Agreements”), pursuant to which, on the terms and subject to the conditions set forth therein, such Subsidiary Sellers will sell all of their respective right, title and interest in and to certain assets that are held by them and related to the Acquired Businesses concurrently with (and conditional upon) the consummation of the sale of the Purchased Assets by the Seller Parties pursuant to the terms of this Agreement, in each case for the purchase price consideration set forth in the respective Subsidiary Purchase Agreements, including their respective allocated participation percentages in the Global Recourse Note and the Global Non-Recourse Note.

AGREEMENT

In consideration of the foregoing, and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which each of the Parties hereby acknowledges, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1           Definitions.

Accounting terms used and not otherwise defined in this Agreement shall have the meanings given to them under GAAP. When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

“Accounting Firm” has the meaning set forth in Section 4.3(c).

“Accounting Firm Resolution” has the meaning set forth in Section 4.3(c).

“Accounting Period” means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of Tax, are measured or determined.

“Accounts Receivable” means any and all accounts receivable and other amounts receivable owed to the Aviza Entities, or any of them, together with all security or other collateral therefor and any interest for unpaid financing charges accrued thereon.

“Acquired Businesses” means all of the Seller Parties’, Purchased Subsidiaries’ and Subsidiary Sellers’ (on a consolidated basis with their subsidiaries) lines of business, excluding (i) the atomic layer deposition (ALD) line of business other than the ALD service, supplies, parts and spares business, (ii) the Scotts Valley Real Estate and the Tangible Personal Property located at the Scotts Valley Real Estate, except as set forth on Schedule 1.1(a)(i), and (iii) the office of the Seller Parties located in Orange County, California.  For the avoidance of doubt, but without limiting the foregoing, the following are “Acquired Businesses”:  (a) the complete system (whether new, refurbished, remanufactured, reconfigured or otherwise), service, parts, spares and upgrade businesses for batch thermal products and technologies (“TP”), atmospheric-pressure chemical vapor deposition (“APCVD”) products and technologies, physical vapor deposition including broad ion beam deposition (BIBD) products and technologies (“PVD”) products and technologies, chemical vapor deposition (“CVD”) products and technologies, and plasma etch (“Etch,” and together with PVD and CVD, “PEC”) products and technologies sold or held for sale by the Seller Parties and their respective subsidiaries prior to the Closing, (b) the Seller Parties and their respective subsidiaries’ patents and other Intellectual Property that to the Knowledge of Sellers have potential applications in the field of solar photovoltaic (PV) cell technology and the application of ALD technology to APCVD, including the patents and Intellectual Property set forth on Schedule 1.1(a)(ii), and (c) the Purchased Subsidiaries.

“Acquisition Proposal” means a proposal or inquiry (whether oral or written) relating to any merger, consolidation, business combination, sale, license or other disposition of any of the Purchased Assets or Purchased Subsidiaries (or their respective assets) pursuant to one or more related or unrelated transactions, a sale of 50% or more of the outstanding shares of capital stock of any Seller Party or any subsidiary thereof (including by way of a tender offer or otherwise) or any similar transaction involving one or more third parties and any Seller Party or subsidiary thereof, including any Alternative Transaction.

“AEL” means Aviza Europe Limited, a company organized under the laws of England and Wales and a direct wholly-owned subsidiary of TTI.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with any such Person and any officer, director or controlling Person of such Person. For purposes of this definition, “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereof.

“AI” has the meaning set forth in the preamble hereof.

“Alcatel Litigation” has the meaning set forth in Section 2.1(i).

“ALD Spares Repurchase” has the meaning set forth in Section 8.16.

“Allocation” has the meaning set forth in Section 4.5(a).

“Alternative Transaction” means any transaction or series of related transactions with one or more third parties (which for the purposes of this definition shall include all current equity holders of and lenders to any Seller Party or its respective Affiliates, but shall exclude Buyer and its Affiliates) pursuant to which any Seller Party or any subsidiary thereof (i) is restructured, reorganized or a party to a merger, (ii) sells or otherwise transfers or assigns all or substantially all of its assets or any portion of the Purchased Assets, (iii) issues any equity or equity-based securities or rights (other than with respect to bona fide grants of equity compensation to employees), (iv) refinances all or any portion of its indebtedness that was outstanding as of the Petition Date, (v) issues additional debt, (vi) consummates any other transaction or series of related transactions contemplated in or by an Acquisition Proposal, or (vii) consummates any other transaction or series of related transactions having similar effect to any or a combination of the foregoing.

“APCVD/TP Demo Inventory” has the meaning set forth in Section 8.13.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form attached to this Agreement as Exhibit A.

“Assignment Order” means an order of the Bankruptcy Court, in a form reasonably satisfactory to Buyer, which authorizes and approves the assignment of the Assumed Contracts to be assigned by the Debtor Sellers upon the Closing in accordance with the terms of this Agreement.

“Assumed AI Bonuses” has the meaning set forth in Section 3.1(d).

“Assumed ATL Payables” means the net Liabilities of ATL of the types set forth on Schedule 1.1(b) (collectively, the “Assumed ATL Payables”); provided, however, that effective at the completion of the Newco Transfer, such Assumed ATL Payables (plus any additional Liabilities of the types set forth on Schedule 1.1(b) accrued by Newco from the completion of the Newco Transfer through the Closing) shall become the defined term “Newco Payables” for purposes of this Agreement; and provided, further, that prior to the Closing the Seller Parties and Buyer (each acting in their sole and absolute discretion) may mutually agree to update (by a writing executed by each of them) such Schedule 1.1(b) to reflect any mutually-agreed upon changes to the Assumed ATL Payables or the Newco Payables, as the case may be, occurring between the date hereof and the completion of the Closing.  For the avoidance of doubt, the Assumed ATL Payables (and consequently the Newco Payables) shall include approximately $190,000 in accrued commissions payable by ATL (as of June 26, 2009) with respect to commissioned sales representatives, to the extent such commissions are payable to the employee or agent on the Closing Date.

“Assumed Contracts” has the meaning set forth in Section 2.1(h).

“Assumed Liabilities” has the meaning set forth in Section 3.1.

“Assumed Taxes” has the meaning set forth in Section 3.2(d)(ii).

“Assumed Warranty Obligations” has the meaning set forth in Section 3.1(c).

“Assumed Warranty Obligations Value” has the meaning set forth in Section 4.2(a).

“ATI” has the meaning set forth in the preamble hereof.

“ATL” has the meaning set forth in the preamble hereof.

“ATL Leases” has the meaning set forth in Section 5.25(a) hereof.

“Aviza Entities” and “Aviza Entity” means, collectively or individually, as the case may be, the Seller Parties, the Subsidiary Sellers and the Purchased Subsidiaries.

“Aviza Germany” means Aviza Technology GmbH, a company organized under the laws of Germany.

“Aviza Shanghai” means Aviza Technology (Shanghai) Inc., a company organized under the laws of the People’s Republic of China and a direct wholly-owned subsidiary of Aviza Technology International.

“Aviza Shanghai Equity” means all issued and outstanding share capital or other equity or ownership interests of Aviza Shanghai.

“Aviza Technology International” has the meaning set forth in the preamble hereof.

“Auction” has the meaning set forth in the recitals hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, 11 U.S.C. §§ 101, et seq.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Bid Procedures” has the meaning set forth in the recitals hereto.

“Bid Procedures Order” means an order of the Bankruptcy Court substantially in the form attached as Exhibit B, which authorizes and approves, among other things: (i) the Expense Reimbursement and all other payments to Buyer arising under  Section 9.3 as obligations of the Debtor Sellers having priority as administrative expenses under Section 507(a)(2) of the Bankruptcy Code in the Chapter 11 Case; (ii) Buyer’s designation as the stalking horse bidder; (iii) the setting of a deadline for the filing of objections to the entry of the Sale Order; (iv) scheduling the Auction and sale hearing; (v) providing for competitive bidding procedures pursuant to which competing offers may be solicited, made and accepted, including the bid protections and procedures set forth in Article 12 of this Agreement; and (vi) approving and implementing the provisions of Section 4.5.

“Bill of Sale” means a bill of sale, substantially in the form attached to this Agreement as Exhibit C.

“Business Day” means any day other than a Saturday, Sunday or any other day that banks located in San Jose, California, Tokyo, Japan, or London, England are authorized or required by law to close.

“Buyer” has the meaning set forth in the preamble hereof.

“Chapter 11 Case” has the meaning set forth in the recitals hereto.

“Claim” means any suit, claim, action, proceeding, investigation, litigation, demand, right of set-off, recoupment or similar right, complaint, grievance, arbitration, lien, indenture, escrow, right of first refusal, Order or other Liability (in each case whether arising by Contract or by operation of Law).

“Closing” and “Closing Date” are defined in Section 9.1.

“Closing A/R Itemization” has the meaning set forth in Section 4.2(a).

“Closing A/R Value” has the meaning set forth in Section 4.2(a).

“Closing Inventory Itemization” has the meaning set forth in Section 4.2(a).

“Closing Inventory Value” has the meaning set forth in Section 4.2(a).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including the Chapter 11 Case, the sale of the Purchased Subsidiaries as contemplated herein, and the sale of assets by the Holding Company Sellers as contemplated herein.

“Contract” means any written or oral commitment, understanding, instrument, lease, pledge, mortgage, indenture, license, agreement, purchase or sale order, promise, plan or similar arrangement or understanding evidencing or creating any legally binding obligation.

“Cure Costs” means (i) all amounts necessary to cure any default and compensate for any actual pecuniary loss resulting from such default on the part of any Seller Party under an Assumed Contract, which amounts must be paid to the nondebtor under such Assumed Contract, or with respect to which adequate assurance of prompt delivery by such Seller Party must be provided in accordance with Section 365(a) of the Bankruptcy Code and (ii) all amounts which must be paid to a nondebtor as a prerequisite for such nondebtor’s consent to the assumption and assignment of an Assumed Contract, all as identified on Schedule 8.7 or in any Order of the Bankruptcy Court.

“Customer Deposits and Prepayments” has the meaning set forth in Section 4.2(a).

“Debtor Sellers” has the meaning set forth in the preamble hereof.

“Effective Date” has the meaning set forth in the preamble hereof.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” or other employee benefit plan (as defined in Sections 3(1) or 3(3) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits to any employees, including insurance coverage, cafeteria plan benefits, severance benefits, change of control, retention, performance, holiday pay, vacation pay, fringe benefit, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, that any Seller Party or its ERISA Affiliates maintains or to which any of them contributes.

“Employers” has the meaning set forth in Section 5.22(a).

“Environmental Authorisations” means the following, in each case which relate to or regulate the Ringland Site or any activities carried out at or from the Ringland Site: (i) the Notification of Notifiable Devices made under The Notification of Cooling Towers and Evaporative Condensers Regulations 1992; (ii) the Trade Effluent Consent issued under the Water Industry Act; (iii) the Hazardous Waste Registration with registration number AFK737; and (iv) the Environmental Permit (previously Pollution Prevention and Control Permit with permit number NP3033BM).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other corporation or trade or business under common control with a Seller Party as determined under Section 414(b), (c) or (m) of the Internal Revenue Code.

“Escrow Account” has the meaning set forth in Section 4.4(a).

“Escrow Agent” has the meaning set forth in Section 4.4(a).

“Escrow Agreement” has the meaning set forth in Section 4.4(a).

“Escrow Amount” has the meaning set forth in Section 4.4(a).

“Excess Taxes” has the meaning set forth in Section 3.2(d).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded ATL Assets” means (i) cash and cash equivalents; (ii) any and all accounts receivable and other amounts receivable owed to ATL by any Affiliate of ATL; (iii) any and all equity interests in Aviza Technology B.V., a company organized under the laws of The Netherlands; (iv) any real estate owned, leased or occupied by ATL other than the Ringland Lease; (v) any and all Tangible Personal Property located at 4 Eldon Way, Southfield Road, Nailsea, Avon and Unit 5 Nailsea Trading Estate, Nailsea, Avon; (vi) any and all obsolete Inventory, (vii) any and all vertical thermal reactor product line inventory; (viii) any and all ALD inventory; (ix) any and all assets relating to the Electrotech Retirement Benefits Scheme; (x) any asset of ATL related to or arising out of its Contracts with, or Claims against or by, E.T. Equipment Limited (or its Affiliates); and (xi) any other assets of ATL that Buyer may identify by written notice to the Seller Parties prior to the completion of the Newco Transfer.  References to ATL in this definition shall not be deemed to refer to Newco pursuant to Section 8.12.

“Excluded ATL Liabilities” means all Liabilities of ATL: (i) with respect to Taxes; (ii) with respect to Laws related to the environment including any Liabilities relating to or arising from the pollution or contamination of any property currently or previously leased, occupied or used by ATL prior to or at the date that the Newco Transfer is effected; (iii) with respect to the Nailsea Leases or the real property demised thereunder; (iv) with respect to intercompany payables that ATL owes to any of its Affiliates; (v) with respect to the $15,000 that ATL has accrued for sales bonuses (which the Parties have generally referred to as "account 3121"); (vi) with respect to the Excluded ATL Assets, including the Ringland Lease to the extent that it is not assigned to Newco or any nominee of the Buyer; (vii) with respect to any former sites or premises owned or leased or licensed by ATL; (viii) with respect to an insurance claim between ATL and Mr. Neil Evans; (x) any Liabilities of ATL related to or arising out of its Contracts with, or Claims against or by, E.T. Equipment Limited (or its Affiliates); and (xi) the ATL GAAP accruals and reserves referenced on Schedule 1.1(b).  References to ATL in this definition shall not be deemed to refer to Newco pursuant to Section 8.12.

“Excluded Businesses” means all of the Seller Parties’ (on a consolidated basis) lines of business that are not Acquired Businesses.

“Excluded Liabilities” has the meaning set forth in Section 3.2.

“Expense Reimbursement” has the meaning set forth in Section 9.3(b).

“Final Order” means an Order of the Bankruptcy Court that has not been stayed and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or motion for reargument, rehearing or relief from judgment is then pending and, in the event that any appeal, writ for certiorari, or reargument or rehearing thereof has been sought, such Order of the Bankruptcy Court shall have been upheld by the highest court to which such Order was appealed, or from which certiorari, reargument or rehearing was sought and the time to take any further appeal, petition for certiorari, or motion for reargument or rehearing shall have expired; provided, however, that merely because Rule 9024 of the Federal Rules of Bankruptcy Procedure provides that a motion under Rule 60 of the Federal Rules of Civil Procedure can be filed after such date shall not prevent such Order from being a Final Order.

“Former Seller Employee” has the meaning set forth in Section 8.4(a).

“GAAP” means generally accepted accounting principles, as in effect in the United States from time to time and consistently applied.

“Global Accounts Receivable Collections” means collections of Accounts Receivable acquired pursuant to this Agreement or any Subsidiary Purchase Agreement or held by a Purchased Subsidiary at the close of business on the Closing Date less, in each case, applicable commissions of 20% with respect to collections of Non-Retention Equipment Accounts Receivable, 50% with respect to collections of Retention Equipment Accounts Receivable and 15% with respect to collections of Spares and Service Accounts Receivable.

“Global Inventory Sales” means the Standard Cost of Inventory items sold following the Closing, which Inventory items were acquired pursuant to this Agreement or any Subsidiary Purchase Agreement or held by a Purchased Subsidiary at the close of business on the Closing Date, minus in each case an applicable commission of 20% of the Standard Cost of Inventory items sold after the first anniversary of the Closing Date, except for  Inventory of PEC products and technologies used for demonstration purposes, customer evaluation purposes or internal research and development (Inventory of such products and technologies, “PEC Demo Inventory”), which shall have the set cost value as set forth on Schedule 1.1(c) and shall not be subject to any commissions.

“Global Non-Recourse Note” has the meaning set forth in Section 4.1(b)(iii).

“Global Non-Recourse Note Prepayment Trigger Amount” shall mean the amount obtained by subtracting (x) from (y), where (x) equals the amount, if any, by which the amount of the Newco Payables is less than Five Million Dollars ($5,000,000), and (y) equals Twenty Million Dollars ($20,000,000).  For the avoidance of doubt, if the amount of the Newco Payables equals or exceeds Five Million Dollars ($5,000,000), then the Global Recourse Note Prepayment Trigger Amount will equal Twenty Million Dollars ($20,000,000).

“Global Recourse Note” has the meaning set forth in Section 4.1(b)(ii).

“Global Recourse Note Prepayment Trigger Amount” shall mean the amount obtained by subtracting (x) from (y), where (x) equals the amount, if any, by which the amount of the Newco Payables is less than Five Million Dollars ($5,000,000), and (y) equals Ten Million Dollars ($10,000,000).  For the avoidance of doubt, if the amount of the Newco Payables equals or exceeds Five Million Dollars ($5,000,000), then the Global Recourse Note Prepayment Trigger Amount will equal Ten Million Dollars ($10,000,000).

“Governmental Approvals” means any approval, consent, permit, license, waiver, or other authorization issued, granted, given or otherwise made available by or under any Governmental Authority or pursuant to any Law.

“Governmental Authority” means any international, European Union, national, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any supra-national, European Union, national, federal, state, regional, local or other government whether of the U.S. or elsewhere.

“Grant” has the meaning set forth in Section 4.4(a).

“Holding Company Sellers” has the meaning set forth in the preamble hereof.

“Intellectual Property” means any and all (i) trade names, trademarks, service marks and all registrations and applications for any of the foregoing; (ii) goodwill associated with the foregoing; (iii) works of authorship, including mask works and software, all copyrights related thereto and all registrations and applications therefor; (iv) inventions, improvements, formulations, discoveries, designs and industrial models, and all United States and foreign patent rights covering or related thereto, all registrations and applications therefor, and all reissues, divisions, continuations-in-part, re-examinations and extensions of such patents and patent applications, and (v) unregistered intellectual property, including know-how, trade secrets, processes, technology, discoveries, unpatented inventions and designs, formulae, procedures and other intellectual property, documentation relating to any of the foregoing, and the right to apply for patent, design or other protection therefor anywhere in the world.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Inventory” means all current and excess inventory of any Aviza Entity related to the Acquired Businesses, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used, held for use, sold or held for sale (or intended for use or sale) by such Aviza Entity in the Acquired Businesses (including any items which, although subject to reservation of title, are under the control of any Aviza Entity), but excluding any obsolete inventory, with “current,” “excess” and “obsolete” inventory determined in accordance with GAAP.

“Inventory and A/R Cash Consideration” shall have the meaning set forth in Section 4.1(b)(i).

“Knowledge of Sellers” and phrases of similar import mean the actual knowledge, after reasonable inquiry, of the following individuals: Jerauld J. Cutini, Patrick C. O’Connor and Kevin Crofton.

“Law” means any supra-national, European Union, national, federal, state, regional, local or other law, rule, statute, ordinance, rule, Order, regulation or subordinate legislation or common law or civil code, whether of the U.S. or elsewhere.

“Legal Proceeding” means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), expert dispute resolution or determination, hearing, inquiry, audit, examination or investigation threatened, commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any liability, debt, responsibility or obligation of any kind (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any lien, charge, mortgage, covenant, easement, Claim, encumbrance, restriction, security interest, pledge, or title defect, whether arising by Contract or by operation of Law.

“Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, is or could reasonably be expected to be (whether or not such result, occurrence, condition, fact, change, violation, event or effect has, during the period or at any time in question, manifested itself or been reflected in the historical financial statements of any Seller Party) materially adverse to (A) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Businesses, taken as a whole, or (B) the ability of any Seller Party to perform its obligations under this Agreement or consummate the Contemplated Transactions, or the ability of any Subsidiary Seller to perform its obligations under the Subsidiary Purchase Agreements or to consummate the transactions contemplated thereunder; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any changes affecting the industry in which the Acquired Businesses operate that do not have a disproportionate impact in any material respect on the Acquired Businesses, taken as a whole, (ii) any changes in general economic conditions that do not disproportionately impact in any material respect the Acquired Businesses or (iii) the taking of any action specifically required by this Agreement.

“Material Assumed Contracts” has the meaning set forth in Section 2.1(h).

“Most Recent Audited Balance Sheets” has the meaning set forth in Section 4.2(d).

“Nailsea Leases” means the lease of 4 Eldon Way, Southfield Road, Nailsea, Avon dated 13 June 1975 between Eldonwall Industrial Limited (1) Garfield Lewis (Birmingham) Limited (2) and Garfield Lewis Limited (3) and the lease of Unit 5 Nailsea Trading Estate, Nailsea, Avon dated 17 July 1985 between Greater London Council (1) and Elecrotech Equipments Limited (2) and all documents supplemental and ancillary thereto.

“New Bidder” has the meaning set forth in Section 4.6(a)(i).

“Newco” has the meaning set forth in Section 8.12.

“Newco Payables” has the meaning set forth in the definition of “Assumed ATL Payables” in this Section 1.1.

“Newco Shares” means all issued and outstanding share capital of Newco.

“Newco Transfer” has the meaning set forth in Section 8.12.

“Non-Retention Equipment Accounts Receivable” has the meaning set forth in Section 4.2(d).

“Notes Issuer” has the meaning set forth in Section 4.1(b)(ii).

“Notes” means, collectively, the Global Recourse Note and the Global Non-Recourse Note.

“Order” means any order, judgment, injunction, award, decree or writ rendered or issued by, or emanating from, any Governmental Authority.

“Outstanding Fee Judgment” has the meaning set forth in Section 8.15.

“Party” and “Parties” have the meanings set forth in the preamble hereof.

“Permitted Liens” means (i) Liens relating to Taxes which are not due and payable as of the Closing Date (or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve for such Taxes is duly established in accordance with GAAP); (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s and similar Liens arising or incurred in the ordinary course of business, for amounts which are not due and payable as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate proceedings; provided, that an appropriate reserve for such Liens is duly established in accordance with GAAP; and (iii) any other Liens which will be fully discharged on or before the Closing Date in connection with the Sale Order or other actions of the Bankruptcy Court.

“Person” means any individual, corporation, partnership, limited liability company, association or any other entity or organization.

“Petition Date” has the meaning set forth in the recitals hereto.

“Pre-Closing Refunds” has the meaning set forth in Section 11.4.

“Pre-Closing Tax Returns” has the meaning set forth in Section 11.1(b).

“Profits Taxes” has the meaning set forth in Section 3.2(d).

“Property Taxes” has the meaning set forth in Section 11.3.

“Proration Periods” has the meaning set forth in Section 11.3.

“Purchase Price” has the meaning set forth in Section 4.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Intellectual Property” has the meaning set forth in Section 2.1(b).

“Purchased Subsidiary” and “Purchased Subsidiaries” means, individually and collectively, as the case may be, each of Newco and Aviza Shanghai.

“Registered Intellectual Property” means Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental Authority or quasi-governmental agency or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

“Relief” includes, unless the context otherwise requires, any loss, relief, allowance, credit, deduction, exemption, net operating loss carryover or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or saving of Tax, and any reference to the use or set off of Relief shall be construed accordingly and any reference to the loss of a Relief shall include the non-existence, unavailability or cancellation of any such Relief or to such Relief being available in a reduced amount only.

“Retained Contracts” means all Contracts to which any Seller Party is a party and which are not Assumed Contracts.

“Retention Equipment Accounts Receivable” has the meaning set forth in Section 4.2(d).

“Ringland Lease” means that certain Lease, dated April 14, 2008, by and among CTCL Property MHI Nominees No. 1 Limited, CTCL Property MHI Nominees No. 2 Limited, Aviza Technology Limited and Aviza Europe Limited, with respect to certain real property located at Coed Rhedyn, Ringland Way, Newport, Gwent, United Kingdom, and all documents supplemental and ancillary thereto, including a supplemental lease dated February 19, 2009, between the same parties with respect to the same property.

“Ringland Site” means the property which is the subject of the Ringland Lease.

“Sale Date” means the date that the Sale Order is entered on the Bankruptcy Court’s docket.

“Sale Order” means the Order of the Bankruptcy Court substantially in the form attached hereto as Exhibit D (with only such material changes as are approved by Buyer and the Debtor Sellers, which approval shall not be unreasonably withheld), to be issued by the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code (i) approving this Agreement and the Contemplated Transactions, (ii) approving the sale of the Purchased Assets by the Debtor Sellers to Buyer free and clear of all Liens pursuant to Section 363(f) of the Bankruptcy Code, (iii) finding that Buyer is a good faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code, (iv) finding that Buyer is relying on having, immediately after Closing, ownership of the Purchased Assets sold by the Debtor Sellers free and clear of all Liens, and that Buyer would not pay the Purchase Price if it were not receiving for such consideration all of the Purchased Assets free and clear of all Liens, and (v) finding that if the Purchased Assets are not free and clear of all Liens, upon Closing, then the consideration for the Contemplated Transactions will fail, and the Purchase Price, if paid, will be returned to Buyer.

“Scotts Valley Real Estate” means the owned real property of AI located at 440 Kings Village Road, Scotts Valley, California 95066.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means ATI’s Annual Report on Form 10-K for the fiscal year ended September 26, 2008, as filed with the SEC on December 12, 2008, and any subsequent report filed by ATI with the SEC (and available to the public on the SEC’s EDGAR system) after such filing date but at least three (3) Business Days prior to the date hereof (and in all cases excluding any “risk factor” disclosure and disclosure that is forward looking or predictive in nature, and excluding any disclosure contained in documents (or portions thereof) that are incorporated by reference into or filed as exhibits to any of the foregoing).

“Section 544/545 Rights” has the meaning set forth in Section 2.1(i).

“Seller Disclosure Schedule” has the meaning set forth in Article 5.

“Seller Parties” has the meaning set forth in the preamble hereof.

“Spares and Service Accounts Receivable” has the meaning set forth in Section 4.2(d).

“Standard Cost” has the meaning set forth in Section 4.2(c).

“Subsidiary Purchase Agreements” has the meaning set forth in the recitals hereto.

“Subsidiary Seller” and “Subsidiary Sellers” means, individually and collectively, as the case may be, each of the following subsidiaries of the Seller Parties: (i) Aviza Technology S.A.S., a company organized under the laws of France; (ii) Aviza Technology Korea Co., Ltd., a company organized under the laws of Korea; (iii) Aviza Technology Sdn. Bhd., a company organized under the laws of Malaysia; (iv) Aviza Technology Pte. Ltd., a company organized under the laws of Singapore; and (v) Aviza Technology K.K., a company organized under the laws of Japan.  For the avoidance of doubt, Aviza Germany, or, as applicable, the court-appointed insolvency administrator of the assets thereof, is not a Subsidiary Seller for purposes of this Agreement and the Contemplated Transactions.

“Tangible Personal Property” has the meaning set forth in Section 2.1(d).

“Tax” or “Taxes” means any gross or net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, turnover, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, duty, levy or impost of any kind whatsoever, including amounts in respect of tax, imposed in or by any jurisdiction, including any interest, penalty, charge, costs or addition relating thereto, whether disputed or not.

“Tax Claim” means any assessment, notice, demand, letter or other document issued or action taken by any Governmental Authority from which it appears likely that a Seller Party is or will be liable to make a payment for or in respect of Profits Taxes of a Purchased Subsidiary under Section 3.2(d).

“Tax Losses” has the meaning set forth in Section 5.8(e).

“Tax Returns” means any return, report or declaration (including in each case any attachments or enclosures thereto) filed with or submitted to (or required to be filed with or submitted to) any Governmental Authority in connection with the assessment, collection or payment of any Tax.

“Third-Party Intellectual Property” has the meaning set forth in Section 5.5(b).

“Transaction Taxes” has the meaning set forth in Section 11.2.

“Transition Plan” has the meaning set forth in Section 8.10.

“Transition Services Agreement” has the meaning set forth in Section 8.17.

“Treasury Regulations” means temporary and final regulations promulgated under the Internal Revenue Code by the United States Department of the Treasury (including corresponding provisions of succeeding regulations).

“TTI” has the meaning set forth in the preamble hereof.

“U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“VAT” means value added tax or any similar sales, use or turnover Tax.

“WAG Funds” has the meaning set forth in Section 4.4(a).

1.2           Interpretation.  When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” and the included items shall be subject to the provision in which they appear whether or not they are within the scope of the preceding more general term(s).  Unless otherwise indicated, all references to dollars or “$” refer to United States dollars and all references to pounds or “£” refer to Great British pounds sterling.  Whenever the words “subsidiary” or “subsidiaries” are used in reference to a Person or Persons, such terms shall be deemed to refer to both direct and indirect subsidiaries of such Person or Persons unless otherwise expressly stated.  The Parties acknowledge that all Parties have participated in the drafting and preparation of this Agreement and agree that any rule of construction to the effect that ambiguities are to be construed against the drafting party shall not be applied to the construction or interpretation of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1           Purchased Assets.  Subject to the terms and conditions of this Agreement and the approval of this Agreement by the Bankruptcy Court and the entry of a Sale Order and an Assignment Order that are each a Final Order, and pursuant to Sections 363 and 365 of the Bankruptcy Code, effective as of the Closing, the Seller Parties shall sell, transfer, convey, assign and deliver to Buyer or procure the sale, transfer, conveyance, assignment and delivery to Buyer, free and clear of all Liens to the fullest extent allowable under Section 363(f) of the Bankruptcy Code pursuant to the Final Orders (in the case of the Debtor Sellers) and free and clear of all Liens except Permitted Liens (in the case of the Holding Company Sellers), and Buyer shall purchase, all of the Debtor Sellers’ and Holding Company Sellers’ respective right, title and interest in and to all of the assets owned by the Debtor Sellers and/or the Holding Company Sellers, or any of them, and/or used (or held for use or sale) in or primarily related to the Acquired Businesses (excluding the Excluded Assets), including the following assets owned by any of them (collectively, the “Purchased Assets”):

(a)           Equity Interests in Purchased Subsidiaries.  All issued and outstanding share capital and other securities of each of (i) Newco and (ii) Aviza Shanghai, in each case with full title guarantee and together with all rights attaching to them at Closing (including the right to receive all dividends or distributions declared, made or paid on or after the Closing).  For the avoidance of doubt, all assets owned by the Purchased Subsidiaries as of the Closing will be indirectly owned by the Buyer from and after the Closing;

(b)           Intellectual Property.  All Intellectual Property owned by the respective Seller Parties that is used or held for use primarily in the Acquired Businesses, including the Intellectual Property listed and described in Schedule 2.1(b) and the patents listed on Schedule 2.1(l) (collectively, together with all Intellectual Property owned by the Purchased Subsidiaries or the Subsidiary Sellers that is primarily used or held for use in the Acquired Businesses, the “Purchased Intellectual Property”); provided, however, that notwithstanding any other provision of this Agreement, at any time after the date hereof and prior to the Closing, each of Schedule 2.1(b) and Schedule 2.1(l) may be supplemented by adding items thereto (and, if applicable, by deleting any items thereto) upon the mutual agreement of the Seller Parties and Buyer; and provided, further, that upon the Closing the Purchased Subsidiaries shall each be deemed to have been granted pursuant to this Agreement, subject to no further documentation or other action by any Person with respect thereto, a non-exclusive, worldwide, irrevocable, perpetual, freely transferable and sub-licensable, royalty-free license under and to all Intellectual Property owned by the respective Seller Parties that is used or held for use in the Acquired Businesses, but that is not Purchased Intellectual Property because it is not “primarily” used or held for use in connection therewith, to permit the Acquired Businesses to make, have made, use, have used, import, export, offer to sell and sell products and services;

(c)           Names.  Web sites and contact information to the extent relating to the Acquired Businesses; all trade names used at any time by the Seller Parties or the Purchased Subsidiaries relating to the Acquired Businesses, including the name “Aviza”; all Internet domain names in all forms that include in whole or in part any words consisting of or similar to the names currently or formerly used, since September 18, 2003, in the Acquired Businesses and all content in electronic and other forms with respect to such Seller Parties’ or Purchased Subsidiaries’ Internet web sites relating to the Acquired Businesses (except for the domain name www.aviza.com” and all related content in electronic and other forms which, for the avoidance of doubt, shall be Excluded Assets); and all telephone and facsimile numbers and post office boxes used by such Seller Parties or Purchased Subsidiaries relating to the Acquired Businesses;

(d)           Tangible Personal Property.  All design, manufacturing, laboratory, test, and other tools; all machinery, equipment, furniture, fixtures, tools, spare parts, supplies, maintenance equipment and materials; all computers, servers, routers, and other computer networking components; and all other items of tangible personal property of every description that are used or held for use in the Acquired Businesses by the Seller Parties (collectively, together with all similar tangible personal property used or held for use by the Purchased Subsidiaries in the Acquired Businesses, the “Tangible Personal Property”), other than as set forth on Schedule 2.1(d);

(e)           Inventory and Supplies.  To the extent held for use or sale by the Acquired Businesses, all Inventory and supplies of the Seller Parties, including all hardware, software, devices, tools, and other products of every kind held for sale, license or other form of distribution to customers in whatever form and media, work-in-progress, office supplies, and goods shipped from vendors on or prior to the Closing Date but not yet received by such Seller Parties;

(f)           Accounts Receivable.  All Accounts Receivable of the Seller Parties, whether related to the Acquired Businesses or not;

(g)           Records.  All catalogues and sales literature, marketing material (including design, graphics, and artwork), forms, technical, production and customer manuals, correspondence, production records, employment records of Former Seller Employees (to the extent permitted by Law), financial statements and information that are maintained in electronic or paper format; electronic copies of customer, supplier and accounting records; and any other files, records, or information, in each case that are possessed by the Seller Parties, wherever located, to the extent they relate to the Purchased Assets or the Acquired Businesses; in each case except as described in Section 2.2(f).

(h)           Contracts and Licenses.  To the extent relating primarily to the Acquired Businesses, and to the extent transferable by their terms or pursuant to any consent or notice obtained in connection with this Agreement, the Sale Order or the Assignment Order, all rights and benefits under all Contracts, Governmental Approvals, and other documents, commitments, arrangements, undertakings, or authorizations of the Seller Parties, including the Contracts listed in Schedule 2.1(h) (collectively, together with all similar Contracts, Governmental Approvals, and other documents, commitments, arrangements, undertakings or authorizations of the Purchased Subsidiaries, the “Assumed Contracts”) (such Contracts listed in Sections 5.5(b), 5.5(h), and 5.12(c) of the Seller Disclosure Schedule, as well as the Ringland Lease, are collectively referred to in this Agreement as the “Material Assumed Contracts”);

(i)           Litigation Claims.  Other than (x) as set forth in Schedule 2.1(i) and (y) the avoidance actions described in Section 2.2(h), any and all claims, demands, rights defenses, actions, causes of action, suits, Contracts, obligations, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known or unknown, suspected or unsuspected, whether arising prior to, on or after the Petition Date, in contract or in tort, at law or in equity, or under any other theory of law, held by the Seller Parties, or their respective estates, against any Person, including (i) rights of setoff, counterclaim, or recoupment, and claims on contracts or for Intellectual Property infringements or misappropriations or for breaches of duties imposed by Law, (ii) such claims and defenses as fraud, mistake, duress and usury, to the extent relating to the Acquired Businesses, (iii) subject to Section 8.15, all of the Seller Parties’ and their respective Affiliates’ and estates’ respective patent infringement or other Claims against Alcatel Vacuum Technology France (and its Affiliates), whether existing at the Closing Date or arising in the future (including action No. RG 06/13527 in the Paris Regional Court and any appeals arising out of that action) (collectively, the “Alcatel Litigation”), and including, for the avoidance of doubt, the right to recover and retain damages and costs and the benefit of any other Order arising out of any such Claims (whether such damages, costs and/or other Orders relate to or arise from events taking place before or after the Closing), and (iv) all rights of the Debtor Sellers’ respective bankruptcy estates to avoid, under section 544 or 545 of the Bankruptcy Code, any transfer of Purchased Assets of the Debtor Sellers or fixing of a statutory lien on any Purchased Assets of the Debtor Sellers (collectively, the “Section 544/545 Rights”);

(j)           Goodwill.  All goodwill of the Seller Parties in or associated primarily with the Purchased Assets or the Acquired Businesses;

(k)           Certain Rights of ATL.  Any and all rights and benefits of ATL in respect of any outstanding debt, Liability or obligation owed or owing by Newco to ATL which (i) is outstanding as of the Closing Date and (ii) arises pursuant to the Newco Transfer; and

(l)           General.  All other tangible and intangible assets, properties, claims and other personal property of the Seller Parties, whether or not reflected in ATI’s most recent consolidated balance sheet prepared in accordance with GAAP, and whether contingent or absolute, which relate to any of the Acquired Businesses, including, for the avoidance of doubt, the assets listed on Schedule 2.1(l); provided, however, that in no event shall Purchased Assets include any Excluded Assets.

2.2           Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, none of the Seller Parties shall sell, transfer, convey, assign or deliver to Buyer, and Buyer shall not purchase or acquire, any assets of the Seller Parties (collectively, the “Excluded Assets”), other than the Purchased Assets as set forth in this Agreement, including:

(a)           Assets Related to Excluded Businesses.  Any assets of the Seller Parties that are exclusively related to one or more of the Excluded Businesses;

(b)           Certain Real Estate.  The Scotts Valley Real Estate, the offices of the Seller Parties located in Orange County, California, the Nailsea Leases, or any of the Seller Parties’ respective rights with respect thereto;

(c)           Scotts Valley Tangible Personal Property.  All Tangible Personal Property located at the Scotts Valley Real Estate, except as set forth on Schedule 1.1(a)(i);

(d)           Cash and Cash Equivalents.  All cash and cash equivalents of the Aviza Entities;

(e)           Retained Contracts.  All rights of such Seller Parties under or pursuant to this Agreement (including the Purchase Price) and the Schedules attached to this Agreement, any other Contracts entered into by such Seller Parties with Buyer pursuant to this Agreement, and the Retained Contracts;

(f)           Certain Records.  The charter, minute book, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, personnel records, stock records and Tax Returns of such Seller Parties and other similar books and records, financial records, books of account, bank and brokerage records and statements of such Seller Parties, and any corporate records of such Seller Parties (other than the Purchased Subsidiaries) that are not related to the Acquired Businesses, and the Seller Parties shall be entitled to retain as Excluded Assets all customer, supplier and accounting records, wherever located and whether in paper, electronic or other form, whether related to the Purchased Assets or the Acquired Businesses or not, solely to use in connection with the Chapter 11 Case; provided, however, that (i) from and after the Closing, Buyer shall be provided with access at reasonable times to all such electronic and paper records (including the right to make copies thereof, at its sole expense), and upon the termination of the Chapter 11 Case the Seller Parties shall either return such customer, supplier and accounting records to Buyer or cause them to be destroyed, provided that prior to destroying, assigning or otherwise disposing of any such records at any time after the Closing the Seller Parties shall provide reasonable advance notice thereof to Buyer, and Buyer shall be entitled to acquire such records from the Seller Parties and remove them (at its sole expense) from the location(s) at which they are located without any additional consideration payable to the Seller Parties therefor, and (ii) the Seller Parties shall at all times use commercially reasonable efforts to maintain the confidentiality of such customer, supplier and accounting records (subject to any required or appropriate disclosure of the same in connection with the Chapter 11 Case);

(g)           Equity Interests.  Any equity interests or other ownership interests of any Seller Party in any subsidiary thereof, other than the Purchased Subsidiaries and any subsidiaries thereof;

(h)           Avoidance Actions.  All of the Debtor Sellers’ claims or causes of action under Chapter 5 of the Bankruptcy Code, other than the Section 544/545 Rights;

(i)           Tax Assets.  (i) All Tax refunds, Tax credits and other Reliefs of any Seller Party or any Affiliate of any Seller Party (other than the Purchased Subsidiaries), including any Tax refund due to such Seller Parties with respect to periods ending on or prior to the Closing Date; and (ii) all Reliefs of the Purchased Subsidiaries to the extent that such Reliefs are used to offset a Liability for Profits Taxes of any Seller Party or any Affiliate of any Seller Party (including a Purchased Subsidiary) in relation to periods ending on or before the Closing Date (as contemplated by Section 3.2(d)); and

(j)           Other Excluded Assets.  For the avoidance of doubt, the assets listed on Schedule 2.2(j) and the Excluded ATL Assets.  Notwithstanding any other provision of this Agreement, at any time after the date hereof and prior to the Closing Schedule 2.2(j) may be supplemented by adding items thereto (and, if applicable, by deleting any items so added) upon the mutual agreement of the Seller Parties and Buyer.

ARTICLE 3

ASSUMPTION OF LIABILITIES

3.1           Assumed Liabilities.  Notwithstanding anything to the contrary in this Agreement, the Seller Parties shall not sell, transfer, convey, assign or deliver and Buyer shall not purchase, acquire or assume any Liabilities or other obligations of any Seller Party, or of any Seller Party’s respective Affiliates, other than the Assumed Liabilities as specifically described in this Agreement.  Without limiting the generality of the foregoing, upon the terms and subject to the conditions of this Agreement, Buyer shall assume, pay, perform and discharge when due, effective as of the Closing Date and thereafter, only the following Liabilities of the Seller Parties (collectively, the “Assumed Liabilities”):

(a)           Assumed Contracts.  All of the Liabilities under the Assumed Contracts (to which such Seller Parties are party) arising from and after the Closing Date, but only after any and all Cure Costs have been paid or adequately reserved for by such Seller Parties pursuant to Section 8.7 of this Agreement.  Such Seller Parties shall be solely responsible for the payment, performance and discharge when due of the Liabilities under such Assumed Contracts arising prior to the Closing Date and for all Cure Costs;

(b)           Post-Closing Liabilities of Acquired Businesses.  All Liabilities arising from and after the Closing Date from the ownership or operation of the Acquired Businesses and the Purchased Assets by Buyer from and after the Closing;

(c)           Warranty Obligations.  All Liabilities under the product warranties set forth in Schedule 3.1(c) (the “Assumed Warranty Obligations”); provided, however, that prior to the Closing the Seller Parties shall be entitled to update (by written notice to Buyer) such Schedule 3.1(c) as of the Closing Date to reflect any product warranties with respect to the Acquired Businesses that were issued by the Seller Parties in the ordinary course of business on or after the date hereof and any product warranties that were previously included on Schedule 3.1(c) but are no longer valid or outstanding; and

(d)           AI Sales Bonuses.  The internal commissions payable by AI as of the Closing Date to sales employees of AI, which commissions are due and payable as of the Closing with respect to sales made prior to the Closing, as are identified and agreed upon in writing by the Parties as of the Closing (the “Assumed AI Bonuses”).

3.2           Excluded Liabilities.  Buyer shall not assume or be obligated to pay, perform, suffer or otherwise discharge any Liabilities of the Seller Parties or their Affiliates other than the Assumed Liabilities (all such Liabilities that Buyer is not assuming pursuant hereto being referred to collectively as the “Excluded Liabilities”).  For the avoidance of doubt, the Excluded Liabilities include the following:

(a)           All Liabilities related to Excluded Assets and/or the Excluded Businesses;

(b)           All Liabilities with respect to the Acquired Businesses incurred prior to the Closing, including outstanding indebtedness to banks or other lending institutions, but excluding Newco Payables and Assumed Warranty Obligations;

(c)           All Liabilities with respect to Taxes of the Seller Parties (other than Liabilities with respect to Taxes of the Purchased Subsidiaries, which, for the avoidance of doubt, will remain Liabilities of the Purchased Subsidiaries, and any Transaction Taxes);

(d)           All Liabilities with respect to Taxes on or calculated by reference to the net income or profits (“Profits Taxes”) of the Purchased Subsidiaries for Accounting Periods ending prior to the Closing Date (or for the Proration Periods to the extent that such Liabilities for Profits Taxes are attributable to income or profits arising prior to the Closing Date), to the extent such Liabilities for Profits Taxes of the Purchased Subsidiaries are not offset by valid Reliefs of the Purchased Subsidiaries (the “Excess Taxes”), provided that the Excess Taxes shall not include Profits Taxes to the extent that:

(i)           the Profits Taxes arise as a result of the Newco Transfer or the sale or disposal of the Newco Shares pursuant to this Agreement, or

(ii)           valid Reliefs of the Purchased Subsidiaries are unavailable to offset the Profits Taxes (as contemplated in this Section 3.2(d) above) as a result of the Newco Transfer or the sale or disposal of the Newco Shares (any such Profits Taxes described in these clauses (i) and (ii), the “Assumed Taxes”);

and the Seller Parties shall pay such Excess Taxes and Buyer shall pay, or shall procure that the relevant Purchased Subsidiary shall pay, such Assumed Taxes described in this Section 3.2(d);

(e)           All Liabilities relating to the Scotts Valley Real Estate and the Nailsea Leases, including in each case all Liabilities with respect to Laws related to the environment;

(f)           All Liabilities with respect to current or former employees of the Seller Parties or their subsidiaries (other than the Purchased Subsidiaries), including with respect to severance or other costs related to employees of the Seller Parties that are not hired by Buyer or retained as employees of the Purchased Subsidiaries from and after the Closing;

(g)           All Liabilities of the Seller Parties, their respective Affiliates or the Acquired Businesses, as principal, or a successor of any kind or nature whatever (and Buyer shall not be a successor owner or operator of the Acquired Businesses or the Purchased Assets for purposes of any Law regarding the environment), except to the extent of Buyer’s ownership and operation of the Purchased Assets following Closing and except as may otherwise be required by applicable Law;

(h)           All Liabilities related to claims by or on behalf of IPS, Ltd., Dr. Jihad Kiwan, ASML U.S., Inc., and any of their respective Affiliates, heirs, estates, successors and assigns; and

(i)           All Liabilities of the Seller Parties or their Affiliates under or with respect to the Alcatel Litigation, whether incurred or accrued on, after or prior to the date hereof.

ARTICLE 4

PURCHASE PRICE

4.1           Purchase Price.  The total consideration (the “Purchase Price”) to be paid by Buyer under this Agreement and the Subsidiary Purchase Agreements shall be comprised of and paid by Buyer at Closing as follows:

(a)           Base Cash.  Ten Million Dollars ($10,000,000), less the Escrow Amount (measured in dollars based upon the Closing Date exchange rate between dollars and pounds as published by The Wall Street Journal (U.S. editions) on the Closing Date), less the amount of the Assumed Warranty Obligations Value for Seller Parties other than ATL, less the amount of the Customer Deposits and Prepayments for Seller Parties other than ATL, less the amount (if any) by which the Newco Payables (including the Assumed Warranty Obligations Value and Customer Deposits and Prepayments for Newco) exceed Five Million Dollars ($5,000,000), less the amount (if any) by which the cash Purchase Price to be paid at Closing under this Section 4.1(a) is to be reduced pursuant to the tax proration provisions of Section 11.3, and plus the amount of the vendor deposits and prepayments set forth on Schedule 4.1(a) (provided, however, that prior to the Closing the Seller Parties shall be entitled to update (by written notice to Buyer) such Schedule 4.1(a) as of the Closing Date subject to the reasonable verification by Buyer of the validity of any such updates), will be paid to the Seller Parties and the Subsidiary Sellers by wire transfer of immediately available funds to an account specified by the Seller Parties.  The respective Seller Parties and Subsidiary Sellers shall be entitled to such funds in the respective amounts set forth with respect thereto in the Allocation prepared pursuant to Section 4.5.

(b)           Inventory and A/R Consideration.

(i)           Inventory and A/R Cash Consideration.  Cash in the amount of Five Million Dollars ($5,000,000) (the “Inventory and A/R Cash Consideration) shall be paid to the Seller Parties and the Subsidiary Sellers at Closing by wire transfer of immediately available funds to an account specified by the Seller Parties.  The respective Seller Parties and Subsidiary Sellers shall be entitled to such funds in the respective amounts set forth with respect thereto in the Allocation prepared pursuant to Section 4.5.

(ii)           Global Recourse Note.  Buyer shall deliver or cause to be delivered to the respective Seller Parties and Subsidiary Sellers percentage participation interests in a secured promissory note, issued by a newly-formed, wholly-owned subsidiary of Buyer organized to directly or indirectly hold the Purchased Assets (the “Notes Issuer”), with an initial aggregate principal amount of Ten Million Dollars ($10,000,000), in the form attached hereto as Exhibit E (the “Global Recourse Note”).  The Global Recourse Note shall be secured by the Inventory and Accounts Receivable acquired pursuant to this Agreement and the Subsidiary Purchase Agreements, or held by the Purchased Subsidiaries as of the close of business on the Closing Date, shall be secured by certain Purchased Intellectual Property, shall have a term of eighteen (18) months from its date of issuance, shall provide for mandatory monthly prepayments of principal to the extent of sales of certain Inventory and collections of certain Accounts Receivable once Global Inventory Sales and Global Accounts Receivable Collections, in the aggregate, exceed the Global Recourse Note Prepayment Trigger Amount, and shall be guaranteed by Buyer, in each case as more particularly set forth in the form of Global Recourse Note attached hereto.  The respective Seller Parties and Subsidiary Sellers shall be entitled to and have respective participation interests in the Global Recourse Note and payments thereunder based on their respective participation percentages as set forth in the Allocation prepared pursuant to Section 4.5.

(iii)           Global Non-Recourse Note.  Buyer shall deliver or cause to be delivered to the respective Seller Parties and Subsidiary Sellers percentage participation interests in a secured promissory note issued by the Notes Issuer, in the form attached hereto as Exhibit F (the “Global Non-Recourse Note”).  The Global Non-Recourse Note shall be in an initial aggregate principal amount of X, where X equals the Closing Inventory Value (as mutually determined and agreed upon by the Parties in accordance with Section 4.2(c)), plus the Closing A/R Value (as mutually determined and agreed upon by the Parties in accordance with Section 4.2(d)), minus the amount of the Inventory and A/R Cash Consideration, minus the initial aggregate principal amount of the Global Recourse Note, minus the Assumed AI Bonuses, and minus the lesser of (i) the Newco Payables and (ii) Five Million Dollars ($5,000,000).  The Global Non-Recourse Note shall be secured by the Inventory and Accounts Receivable acquired pursuant to this Agreement and the Subsidiary Purchase Agreements, or held by the Purchased Subsidiaries as of the close of business on the Closing Date, shall have a term of eighteen (18) months from its date of issuance and shall provide for mandatory monthly prepayments of principal to the extent of sales of certain Inventory and collections of certain Accounts Receivable once Global Inventory Sales and Global Accounts Receivable Collections, in the aggregate, exceed the Global Non-Recourse Note Prepayment Trigger Amount, in each case as more particularly set forth in the form of Global Non-Recourse Note attached hereto.  The respective Seller Parties and Subsidiary Sellers shall be entitled to and have respective participation interests in the Global Non-Recourse Note and payments thereunder based on their respective participation percentages as set forth in the Allocation prepared pursuant to Section 4.5.

(c)           Escrow Amount.  The Escrow Amount shall be deposited by Buyer by wire transfer of immediately available funds to the Escrow Account.

4.2           Determination of Customer Deposits and Prepayments, Assumed Warranty Obligations Value, Closing Inventory Value and Closing A/R Value.

(a)           Buyer and the Seller Parties shall each cooperate in good faith to mutually determine and agree upon the following, in one or more writings executed by each of the Parties at or before the Closing: (i) the amount of customer deposits and prepayments, but no other form of deferred revenue, for Purchased Assets received by the Seller Parties or Subsidiary Sellers or held by the Purchased Subsidiaries as of the Closing Date (the “Customer Deposits and Prepayments”), (ii) the present value of all Liabilities with respect to the Assumed Warranty Obligations (the “Assumed Warranty Obligations Value”); (iii) the value of the Accounts Receivable existing as of the Closing Date (the “Closing A/R Value”) and a reasonably detailed itemization of such Accounts Receivable, including identifying the applicable customer(s), amount(s) and invoice number(s) (the “Closing A/R Itemization”); and (iv) the value of the Inventory existing as of the Closing Date (the “Closing Inventory Value”) and a reasonably detailed itemization of such Inventory, including part numbers, the count of items within each part number and the Standard Cost thereof (the “Closing Inventory Itemization”).

(b)           For purposes of determining the Assumed Warranty Obligations Value, the present value of the Liabilities with respect to the Assumed Warranty Obligations shall be calculated as set forth in Schedule 4.2(b).

(c)           For purposes of determining the Closing Inventory Value, the Inventory shall be valued at standard cost as determined in accordance with GAAP using the updated standards for ATI’s fiscal quarter commencing June 27, 2009 as delivered by the Seller Parties to Buyer prior to the date hereof (“Standard Cost”); provided, however, that the PEC Demo Inventory shall instead be valued at the set cost value as set forth on Schedule 1.1(c).

(d)           For purposes of determining the Closing A/R Value, the Accounts Receivable of the Seller Parties, the Subsidiary Sellers and the Purchased Subsidiaries shall be valued at the contract value or purchase order value of the contracts or purchase orders, as applicable, between the Seller Parties, the Subsidiary Sellers, the Purchased Subsidiaries and their respective customers, net of commissions payable to Buyer with respect to such Accounts Receivable equal to 20% on Non-Retention Accounts Receivable, 50% on Retention Accounts Receivable and 15% on Spares and Service Accounts Receivable.  For the purposes of this Agreement: (i) “Non-Retention Equipment Accounts Receivable” shall mean Accounts Receivable existing as of the Closing Date pursuant to which the payor’s obligation to pay thereunder is not contingent upon the payor’s acceptance of the equipment related to such Accounts Receivable; (ii) “Retention Equipment Accounts Receivable” shall mean Accounts Receivable existing as of the Closing Date pursuant to which the payor’s obligation to pay thereunder is contingent upon the payor’s acceptance of the equipment related to such Accounts Receivable; and (iii) “Spares and Service Accounts Receivable” shall mean Accounts Receivable existing as of the Closing Date related to spares, upgrades and services sold.

4.3           Correction of Closing Inventory Value and Closing A/R Value.

(a)           ATI shall undertake and complete (or cause to be undertaken and completed), as soon as practicable after the Closing, but in any event within ten (10) Business Days thereafter, a detailed itemization of the actual Inventory and Accounts Receivable existing as of the Closing Date by way of an updated Closing A/R Itemization and an updated Closing Inventory Itemization, copies of which shall be promptly delivered to Buyer upon their completion and shall be subject to Buyer’s review.  Buyer shall be entitled to designate representatives to be present during and to review ATI’s supporting documentation with respect to such updated Closing A/R Itemization and updated Closing Inventory Itemization.  If Buyer and the Seller Parties agree, based upon such updated itemizations, that the Closing Inventory Value and/or the Closing A/R Value agreed upon by the Parties pursuant to Section 4.2(a) was incorrect (due to one or more discrepancies in the actual amount of Inventory and/or Accounts Receivable existing as of the Closing Date, or for any other reason), and that such Closing Inventory Value and/or Closing A/R Value should have been other amounts, the Parties shall reflect such agreement (and such corrected amounts) in a writing executed by each of the Parties.

(b)           If Buyer or ATI (on behalf of itself and the other Seller Parties) determines, within thirty (30) days following the Closing, that it believes that the Closing Inventory Value and/or the Closing A/R Value agreed upon by the Parties pursuant to Section 4.2(a) was incorrect (due to one or more discrepancies in the actual amount of Inventory and/or Accounts Receivable existing as of the Closing Date, or for any other reason), and the Parties have not otherwise entered into a written agreement with respect to the Closing Inventory Value and/or the Closing A/R Value, as applicable, as contemplated in Section 4.3(a), such Party shall deliver a written notice (within such thirty (30) day time period) to the other Party, setting forth in reasonable detail (with reasonable supporting documentation) such Party’s belief regarding the alleged inaccuracy and its calculation of what it believes to be the correct Closing Inventory Value and/or Closing A/R Value.  If the other Party agrees with the first Party’s calculation of the Closing Inventory Value and/or Closing A/R Value, such agreement shall be memorialized by a written agreement executed by each of the Parties and such agreement shall be final and binding upon the Parties.  If the other Party does not agree with the first Party’s calculation of the Closing Inventory Value and/or Closing A/R Value, such Party shall so inform the first Party within ten (10) Business Days after its receipt of the first Party’s written notice delivered pursuant to this Section 4.3(b).  If the other Party does not duly object to the first Party’s calculation within such ten (10) Business Day period, such Party shall be deemed for all purposes of this Agreement to have agreed with the first Party’s calculation of the Closing Inventory Value and/or Closing A/R Value as set forth in the first Party’s written notice delivered pursuant to this Section 4.3(b).

(c)           If any dispute or disagreement arises among the Parties with respect to a Party’s calculation of the Closing Inventory Value and/or Closing A/R Value as set forth in a notice delivered by such Party pursuant to Section 4.3(b), then the Buyer or ATI (on behalf of itself and the other Seller Parties (excluding the Purchased Subsidiaries)) may at any time thereafter submit to the accounting firm of Deloitte & Touche LLP located in the City of San Jose, California (or to such other independent registered public accounting firm that the Buyer and ATI may mutually agree upon) (the “Accounting Firm”) for resolution in accordance with the terms of this Agreement any matters that remain in dispute with respect to the Closing Inventory Value and/or the Closing A/R Value, as applicable, in the form of a written brief, a copy of which shall be concurrently delivered to the opposing Party(ies).  The Accounting Firm shall be instructed by the Parties that it shall (i) review only the matters with respect to the Closing Inventory Value and/or the Closing A/R Value, as applicable, that remain unresolved and (ii) render its decision with respect to all such disputed matters within fifteen (15) Business Days after its receipt of the initial submission of such disputed matters, or otherwise as soon as practicable thereafter.  Each Party may submit such evidence to the Accounting Firm as such Party deems necessary or appropriate to support its position with respect to the disputed matters, and each Party shall cooperate in good faith to provide the Accounting Firm with such information as the Accounting Firm may reasonably request (including participation in such in-person or telephonic meetings as the Accounting Firm may request) in connection with the Accounting Firm’s examination and analysis of the disputed matters.  The determination of the Accounting Firm with respect to the resolution of such disputed matters (an “Accounting Firm Resolution”) shall be set forth in a writing delivered to each of the Parties and shall be final, non-appealable and binding on all Parties for all purposes of this Agreement.  Subject to Section 13.6, judgment may be entered upon the determination(s) of the Accounting Firm set forth in an Accounting Firm Resolution in any court having jurisdiction over the Party against which such determination is to be enforced; provided, however, that notwithstanding anything herein to the contrary, upon the rendering of the Accounting Firm’s determination(s) with respect to the disputed matters as provided herein, such determinations shall be automatically given full force and effect for the purposes of this Agreement.  The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 4.3(c), up to a maximum of Fifty Thousand Dollars ($50,000), shall be borne by Buyer, with any amount in excess thereof borne equally by Buyer and ATI.  Any determination(s) by the Accounting Firm, and any work or analyses performed by the Accounting Firm in connection with its resolution of any dispute in accordance with this Section 4.3(c), shall not be admissible in evidence in any other Legal Proceeding between or among the Parties, other than to the extent necessary to enforce the payment obligations under Section 4.3.

(d)           If it is finally determined (either pursuant to an agreement among the Parties or by an Accounting Firm Resolution) that the Closing Inventory Value and/or the Closing A/R Value agreed upon by the Parties pursuant to Section 4.2(a) was incorrect, then the correct Closing Inventory Value and/or Closing A/R Value (as determined pursuant to an agreement among the Parties or by an Accounting Firm Resolution) shall be used to determine the correct initial aggregate principal amount of the Global Non-Recourse Note, and the initial aggregate principal amount thereof (and the related participation interests therein) shall be corrected accordingly.

4.4           Escrow.

(a)           At the Closing, as contemplated by Section 4.1(c), Buyer shall deposit £600,000 (the “Escrow Amount”) into an escrow account (the “Escrow Account”) maintained by a bank, trust company or similar escrow agent located in the U.K. (any such Person, the “Escrow Agent”) jointly selected by the Parties prior to the Closing.  The Escrow Amount shall be held and distributed by the Escrow Agent subject to the terms and conditions of an escrow agreement (the “Escrow Agreement”) to be mutually negotiated and entered into by and among Buyer, the Seller Parties and the Escrow Agent at or prior to the Closing.  The Escrow Agreement shall be on terms and conditions that are mutually satisfactory to each of the Parties.  Without limiting the generality of the foregoing, the Escrow Agreement shall provide that: (i) the Escrow Amount is being held in escrow pending final resolution of whether any funds (the “WAG Funds”) previously paid or provided to ATL pursuant to the Welsh Assembly Government grant identified on Schedule 4.4(a) (the “Grant”) are required for any reason to be repaid or reimbursed; (ii) if and to the extent any portion of the WAG Funds are required to be so repaid or reimbursed, then an equal amount of the Escrow Amount shall be disbursed to Buyer and the remainder (if any) of the Escrow Amount shall be disbursed to the Seller Parties (in each case with any investment or interest income earned thereon paid to the Seller Parties); and (iii) if no portion of the WAG Funds are required to be so repaid or reimbursed by ATL, then the entire Escrow Amount (including any investment or interest income earned thereon) shall be disbursed to the Seller Parties.

(b)           From and after the Closing, the Seller Parties shall cooperate with the Buyer in good faith and use commercially reasonable efforts (with Buyer bearing all documented, out of pocket fees, costs and expenses) to (i) seek a full and final resolution, as soon as practicable following the Closing, of whether any of the WAG Funds are required to be repaid or reimbursed to the granting Governmental Authority or any other Person (provided that the Parties shall cooperate in good faith to obtain such a resolution determining that no such repayment or reimbursement is required or otherwise to minimize the amount of any such required repayment or reimbursement), (ii) cause the Grant to be cancelled or otherwise terminated, upon Buyer’s request, and (iii) assist at Buyer’s request with Buyer’s efforts to cause Newco to apply for a new Welsh Assembly Government grant.  Without limiting the generality of the foregoing, Buyer and the Seller Parties shall consult with the applicable Governmental Authorities as necessary or appropriate to obtain a full and final resolution of such matters; provided, however, that prior to engaging in any substantive communications with any such Governmental Authority regarding the matters described in the foregoing clauses (i) and (ii), to the fullest extent permitted by applicable Law the Buyer and the Seller Parties will consult with the other Party as to the nature and scope of such communications, and will use commercially reasonable efforts to provide the other Party with a reasonable opportunity to participate in such communications (if oral) or to review in advance and comment upon such communications (if in writing).  No Party shall, without prior consultation with and agreement of the other Parties, enter into any settlement agreement or similar binding arrangement with any Governmental Authority resolving whether (or to what extent) any portion of the WAG Funds must be repaid or reimbursed.

4.5           Allocation of Purchase Price.

(a)           The Parties hereby agree, for purposes of Section 1060 of the Internal Revenue Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), upon the allocation of the Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Internal Revenue Code or other applicable Law) among the Purchased Assets and each applicable Aviza Entity as set forth on Exhibit G attached hereto (the “Allocation”), which Allocation was jointly prepared by the Parties.  If the Purchase Price actually paid pursuant to Section 4.1 or as adjusted pursuant to Section 4.3 or otherwise differs from the assumed Purchase Price as reflected in the Allocation set forth on Exhibit G, Buyer and the Seller Parties shall cooperate in good faith to mutually prepare and agree upon an updated Allocation reflecting such difference as soon as practicable after the Closing, and such updated Allocation shall be annexed to this Agreement and supersede the Allocation set forth on Exhibit G hereto.

(b)           Buyer and the Seller Parties and their respective Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with the Allocation.  Neither Buyer nor the Seller Parties shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with the Allocation unless required to do so by applicable Laws regarding Taxes.

4.6           Alternative Transaction Provisions.  From and after the Effective Date and until such time as the entry of the Bid Procedures Order by the Bankruptcy Court, the Seller Parties shall not, and shall cause their respective Affiliates not to: (i) release any Person from any confidentiality and/or standstill provisions of any Contract to which any Seller Party or any of their respective Affiliates is a party in connection with or that may reasonably be expected to lead to an Acquisition Proposal; (ii) fail to notify Buyer in writing promptly after receipt by any Seller Party (or any of their respective officers, directors, advisors, agents or Affiliates) of any Acquisition Proposal, which notice to Buyer shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, the terms and conditions of such Acquisition Proposal, the substance of the Acquisition Proposal if the same did not contain terms and conditions, and any written material (including in electronic form) embodying, concerning or relating to such Acquisition Proposal that was delivered by or on behalf of the Person making the Acquisition Proposal; or (iii) make any Person other than Buyer the “stalking horse bidder” in the Chapter 11 Case.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

The Seller Parties jointly and severally represent and warrant to Buyer on the Effective Date and as of the Closing Date that the statements contained in this Article 5 are true and correct, except as set forth in the disclosure schedule delivered by the Seller Parties to Buyer concurrently with their execution and delivery hereof (the “Seller Disclosure Schedule”).  The information disclosed in any section or subsection of the Seller Disclosure Schedule shall be deemed to relate to and to qualify only the particular representations or warranties set forth in the corresponding section or subsection of this Agreement (and shall not be deemed to relate to or qualify any other representation or warranty provided herein) unless the applicability of such disclosure to such other representation or warranty is reasonably apparent on its face.  All representations and warranties made by Newco as of the Closing Date shall be qualified by the terms of the Newco Transfer transaction documents.

5.1           Organization; Corporate Power of Aviza Entities.  Each Aviza Entity (except for Newco as of the Effective Date) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed.  Each Seller Party has full corporate power to: (a) own, lease and operate the Purchased Assets and carry on the Acquired Businesses as and where such assets are now owned or leased and as the Acquired Businesses are presently being conducted; and (b) execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection with this Agreement, subject, as to the Debtor Sellers only, to and after giving effect to the approval of the Bankruptcy Court as reflected by a Sale Order and an Assignment Order that are each a Final Order (including satisfying any conditions imposed by the Bankruptcy Court) and compliance with all requirements of the Bankruptcy Code.  Each Subsidiary Seller has full corporate power to: (a) own, lease and operate the assets it is to sell pursuant to the Subsidiary Purchase Agreements and carry on the Acquired Businesses as and where such assets are now owned or leased and as the Acquired Businesses are presently being conducted; and (b) execute, deliver and perform the respective Subsidiary Purchase Agreement and all other agreements and documents to be executed and delivered by it in connection therewith.  Each of the Purchased Subsidiaries (except for Newco as of the Effective Date) has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the assets owned and used by it.

5.2           Enforceability.  All requisite corporate action to approve, execute, deliver and perform this Agreement and consummate the Contemplated Transactions has been taken by each Seller Party, subject, as to the Debtor Sellers only, to the Sale Order and the Assignment Order each becoming a Final Order.  This Agreement and each other agreement and document delivered by any Seller Party in connection with this Agreement or the Contemplated Transactions have been duly executed and delivered by such Seller Party and, assuming due authorization, execution and delivery by Buyer, constitute the binding obligation of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other Laws affecting creditors’ rights generally, and by principles of equity.  All requisite corporate action to approve, execute, deliver and perform the Subsidiary Purchase Agreements and consummate the transactions contemplated thereby has been taken by each Subsidiary Seller or will be taken by each Subsidiary Seller prior to the Closing.  Each Subsidiary Purchase Agreement and each other agreement and document delivered by any Subsidiary Seller in connection therewith or the transactions contemplated thereby have been, or upon execution and delivery thereof will be, duly executed and delivered by such Subsidiary Seller and, assuming due authorization, execution and delivery by the counterparty thereto, will constitute the binding obligation of such Subsidiary Seller, enforceable against such Subsidiary Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other Laws affecting creditors’ rights generally, and by principles of equity.

5.3           Purchased Subsidiaries.

(a)           The capitalization of Aviza Shanghai consists of registered capital in the amount of $315,000, none of which is outstanding.

(b)           All outstanding shares of capital stock of each Purchased Subsidiary (except for Newco as of the Effective Date) have been duly authorized and validly issued and are fully paid and non-assessable, and none of such shares has been issued in violation of any preemptive right, right of first refusal or similar right under applicable Law, any of the charter or organizational documents of the respective Purchased Subsidiary, or any other agreement, document or instrument to which such Purchased Subsidiary is a party or by which it is otherwise bound.  All outstanding shares of capital stock of the Purchased Subsidiaries have been issued in material compliance with all applicable federal, state and foreign securities Laws.

(c)           All of the outstanding capital stock or other voting securities of each Purchased Subsidiary (except for Newco as of the Effective Date) is owned directly (and in the case of Newco legally and beneficially) by the Seller Parties, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of or transfer such capital stock or other voting securities).  There are no outstanding (i) securities of any Purchased Subsidiary convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of such Purchased Subsidiary or (ii) options, warrants or other rights to acquire from any Person, or other obligation of any Person to issue, any capital stock, other voting securities or securities convertible into, or exchangeable or exercisable for, capital stock or other voting securities of any Purchased Subsidiary, and there are no obligations of any Seller Party to repurchase, redeem or otherwise acquire any outstanding securities of any Purchased Subsidiary.  Upon the consummation of the Contemplated Transactions, the Buyer will acquire full legal and beneficial ownership of all of the issued and outstanding share capital of each of the Purchased Subsidiaries, free and clear of any Lien.

(d)           Except for ATL’s ownership of all the issued and outstanding equity interests of Aviza Technology B.V., a company organized under the laws of The Netherlands, neither ATL nor any Purchased Subsidiary owns, directly or indirectly, any stock or other voting or equity securities or interests (or any interests convertible into or exchangeable or exercisable for any equity or similar interests) in any other Person.

(e)           Compliance has been made with all legal and statutory requirements in relation to each Purchased Subsidiary in all material respects, and all registers and minute books required by law to be kept by each Purchased Subsidiary have in all material respects been properly made up and contain an accurate and complete record of the matters which are required to be dealt with therein and no Purchased Subsidiary has received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

(f)           No Purchased Subsidiary has received notification that any investigation, dispute, or enquiry is being or has been conducted by any Governmental Authority (including, without limitation, a Tax Authority) in respect of its affairs and to the Knowledge of Sellers there are presently no circumstances which are likely to give rise to any such investigation, dispute, or enquiry.

5.4           No Conflicts; Consents.

(a)           No Conflicts.  Each Seller Party or Subsidiary Seller’s execution, delivery, and performance of this Agreement or the Subsidiary Purchase Agreements, as applicable, and/or the consummation by such Aviza Entity of the transactions contemplated hereby or thereby, do not and will not:

(i)           Conflict with or violate any provision of the formation or corporate governance documents, each as amended to date, of such Aviza Entity or any of its respective subsidiaries;

(ii)           Require such Aviza Entity or any of its respective subsidiaries to make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Authority or other Person, other than as contemplated by this Agreement and the Contemplated Transactions, including the Chapter 11 Case and the motion and related pleadings necessary to seek and obtain the approval of this Agreement;

(iii)           Result in a breach or default under, create in any Person the right to accelerate, terminate, modify or cancel, or require any novation, assignment, notice, consent or waiver under, any Contract, Governmental Approval, indebtedness, Lien or other agreement or obligation to which such Aviza Entity or any of its respective subsidiaries is a party or to which any of their respective assets is subject, in any case with or without due notice or lapse of time or both;

(iv)           Result in the imposition of any Claim upon any assets of such Aviza Entity or any of its respective subsidiaries other than Permitted Liens; or

(v)           Violate any Law, Order, writ, or injunction applicable to such Aviza Entity, or any of its respective assets or subsidiaries;

except, in the case of (ii), (iii), (iv) and (v), as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Consents.  Section 5.4(b) of the Seller Disclosure Schedule lists each filing with, notice to, and/or approval or consent from any Governmental Authority and other Persons that is necessary to (i) permit the Seller Parties to enter into this Agreement, or to permit the Seller Parties to consummate the Contemplated Transactions, without a violation of Law or breach of any Contract with any Persons, (ii) permit the Subsidiary Sellers to enter into the Subsidiary Purchase Agreements, or to permit the Subsidiary Sellers to consummate the transactions contemplated thereby, without a violation of Law or breach of any Contract with any Persons and (iii) permit the Aviza Entities to carry out their respective obligations under this Agreement and the Subsidiary Purchase Agreements and the agreements to be entered into by such Persons pursuant hereto or thereto (collectively, the “Third Party Consents”).

5.5           Intellectual Property.

(a)           Ownership.  The Aviza Entities own or otherwise have valid and legally enforceable rights to use the Purchased Intellectual Property.  The Purchased Intellectual Property, together with the Third-Party Intellectual Property licensed to the Aviza Entities, constitutes all of the Intellectual Property necessary to conduct the Acquired Businesses in the same manner as conducted by the Aviza Entities (on a consolidated basis with their subsidiaries) immediately prior to the Effective Date.  No subsidiary of an Aviza Entity owns any Intellectual Property that is relevant in any material respect to the Acquired Businesses or otherwise necessary to conduct the Acquired Businesses in the same manner as conducted by the Aviza Entities (on a consolidated basis with their subsidiaries) immediately prior to the Effective Date.  The Aviza Entities, as the case may be, are the sole owners of, and have valid title to, all of the Purchased Intellectual Property, other than the Third-Party Intellectual Property required to be listed in Section 5.5(b) of the Seller Disclosure Schedule.

(b)           Inbound Licenses and Rights.  Section 5.5(b) of the Seller Disclosure Schedule (i) lists all Intellectual Property that any third party has licensed to one or more of the Aviza Entities (or its subsidiaries) or otherwise authorized such Aviza Entity (or its subsidiaries) to use, for use in any material respect in the Acquired Businesses, (the “Third-Party Intellectual Property”), other than “shrink-wrap” and similar commercially available end-user licenses, and (ii) indicates any such Third-Party Intellectual Property that requires the consent of any Person in order to be assumed, sold, transferred and assigned to Buyer as contemplated by this Agreement or to otherwise consummate the Contemplated Transactions.  None of the Aviza Entities or any of their subsidiaries have materially breached any of the Contracts governing the Third-Party Intellectual Property, and, to the Knowledge of Sellers, no other party to those Contracts has breached those Contracts.

(c)           No Restrictions.  The Aviza Entities have no obligation to pay royalties, license fees or any other consideration to any Person to use, exploit, practice, sell or dispose of the Purchased Intellectual Property and the Purchased Intellectual Property is not subject to any other Claims or known material limitations or restrictions on its use.  To the Knowledge of Sellers, there is no Legal Proceeding or Order that prohibits or restricts any use of the Purchased Intellectual Property by the Aviza Entities or their respective subsidiaries.  Except as required by applicable statutory Law, no Person has any rights in the Purchased Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of the Aviza Entities’ or their respective subsidiaries’ or, immediately after the Closing, Buyer’s or the Purchased Subsidiaries’ rights in the Purchased Intellectual Property.

(d)           Effect of Closing.  Immediately after the Closing, Buyer or the Purchased Subsidiaries, as applicable) will be the sole owner of, and will have valid title to, the Purchased Intellectual Property, and will have the right to use, license and transfer the Purchased Intellectual Property in the same manner and on the same terms that the Aviza Entities or their respective subsidiaries had immediately prior to the Closing.  Neither the Aviza Entities nor any of their respective subsidiaries are legally bound by any agreements or obligations under which the occurrence of the Closing could (i) obligate the Aviza Entities, Buyer or any of their respective Affiliates to license or otherwise grant rights to any other Person in any Purchased Intellectual Property, (ii) result in a Claim on the Purchased Intellectual Property, or (iii) otherwise increase any burdens or decrease any rights relating to the Purchased Intellectual Property.

(e)           Perfection of Ownership Rights.  With respect to the Purchased Intellectual Property:

(i)           Employees and Consultants.  Since December 1, 2005, the Aviza Entities and their respective subsidiaries have secured valid written assignments from all consultants, employees and other third parties who contributed to the creation or development of Purchased Intellectual Property of the rights to such contributions that the Aviza Entities or their respective subsidiaries do not already own by operation of Law.  The Aviza Entities have delivered or made available to Buyer copies of all such assignments, which are true and complete in all material respects.

(ii)           Effect of Assignments.  In each case in which any Aviza Entity or subsidiary thereof has acquired from any Person any Purchased Intellectual Property other than a license of the Third-Party Intellectual Property listed under Section 5.5(b), such Aviza Entity or subsidiary thereof has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in that Intellectual Property to such Aviza Entity or subsidiary thereof.  If any Aviza Entity or subsidiary thereof has so acquired Registered Intellectual Property, such Aviza Entity or subsidiary thereof has duly recorded each of these assignments with the appropriate Governmental Authority and listed these assignments in Section 5.5(e)(ii) of the Seller Disclosure Schedule.

(f)           Registered Intellectual Property.  Section 5.5(f) of the Seller Disclosure Schedule separately lists all Registered Intellectual Property included in the Purchased Intellectual Property.

(i)           Fees and Applications. All necessary registration, maintenance, renewal, and annuity fees and taxes have been paid, and all necessary documents have been filed, in connection with the material Registered Intellectual Property that is Purchased Intellectual Property.  In connection with such Registered Intellectual Property, all registrations are in force, or all applications for the same are pending and, to the Knowledge of Sellers, in good standing.  There are no adverse actions or proceedings pending or, to the Knowledge of Sellers, threatened by or before any Governmental Authority relating to such registrations or applications.

(ii)           List of Maintenance Actions.  Section 5.5(f)(ii) of the Seller Disclosure Schedule accurately and completely lists all actions that must be taken by any Aviza Entity, subsidiary thereof, or any transferee of any of them within one hundred twenty (120) days after the Effective Date relating to the payment of any fees or taxes or the filing of any documents necessary or appropriate to maintain, perfect or renew any material Registered Intellectual Property that is Purchased Intellectual Property.

(g)           Validity.  Each item of Registered Intellectual Property included in the Purchased Intellectual Property is valid and, to the Knowledge of Sellers, enforceable under applicable Law and has not lapsed, expired or been abandoned.  No opposition proceedings have been commenced related thereto in any jurisdictions where such procedures are available.

(h)           Outbound Licenses and Rights.  Section 5.5(h)(i) of the Seller Disclosure Schedule lists all agreements under which any Aviza Entity or subsidiary thereof has licensed or otherwise granted rights in any of the Purchased Intellectual Property to any Person, other than non-exclusive licenses granted by the Aviza Entities in the ordinary course of business consistent with past practice.  Section 5.5(h)(ii) of the Seller Disclosure Schedule also lists separately any of the following related to the Purchased Intellectual Property: (i) any exclusive rights granted to any third Person, (ii) any source code escrow or other form of delivery or disclosure of any source code to or for the benefit of any Person, and (iii) any other agreements that give other Persons the right to use, market or otherwise exploit or commercialize any of the Purchased Intellectual Property, other than non-exclusive licenses granted by the Seller Parties in the ordinary course of business consistent with past practice.

(i)           Indemnity Agreements.  Neither any Aviza Entity nor any subsidiary thereof has agreed, outside the ordinary course of business, to indemnify, defend or otherwise hold harmless any other Person with respect to damages resulting or arising from the Purchased Intellectual Property.

(j)           No Violation of the Aviza Entities’ Rights.  To the Knowledge of Sellers (i) no Person has infringed or misappropriated any of the Purchased Intellectual Property in any material respect, and (ii) there is no ongoing infringement or misappropriation of any of the Purchased Intellectual Property.  Immediately after the Closing, Buyer (or the Purchased Subsidiaries) will have the sole right to bring actions for the past, present or future infringement or misappropriation of the Purchased Intellectual Property.  None of the Aviza Entities has, and none of their respective subsidiaries have, commenced or threatened any Legal Proceeding or Claim against any Person for infringement or misappropriation of the Purchased Intellectual Property or breach of any Contract involving the Purchased Intellectual Property.

(k)           No Violation of Third-Party Rights.  To the Knowledge of Sellers, neither the conduct of the Acquired Businesses nor the Aviza Entities’ (or their respective subsidiaries’) creation, use, license or other transfer of the Purchased Intellectual Property infringe or misappropriate any other Person’s Intellectual Property rights.  None of the Aviza Entities has, and none of their respective subsidiaries have, received written notice of any pending or threatened Legal Proceeding or Claim in which any Person alleges that such Aviza Entity or subsidiary thereof, in any way related to the Acquired Businesses or the Purchased Intellectual Property, has violated any Person’s Intellectual Property rights.  There are no pending Legal Proceedings or Claims between any Aviza Entity (or any subsidiary thereof) and any other Person relating to the Purchased Intellectual Property.

(l)           Confidentiality.  The Aviza Entities and their respective subsidiaries have taken commercially reasonable steps to protect and preserve trade secrets and other confidential information included in the Purchased Intellectual Property.  The Aviza Entities and their respective subsidiaries have taken commercially reasonable steps necessary to comply with any duties of any Aviza Entity or subsidiary thereof to protect the confidentiality of information provided to such Aviza Entity or subsidiary thereof by any other Person relating to the Purchased Intellectual Property or the Acquired Businesses.  To the Knowledge of Sellers, since December 1, 2005, the Aviza Entities and their respective subsidiaries have obtained from each current and former employee, consultant and other independent contractor an executed proprietary information and invention assignment agreement that is customary in all material respects for the Aviza Entities’ industry.  To the Knowledge of Sellers, none of those current or former employees, consultants or other independent contractors has violated any of those agreements in any material respect.

(m)           No Special Adverse Circumstances.  To the Knowledge of Sellers, the computer software source and object code that is included in the Purchased Intellectual Property does not contain any source or object code or other Intellectual Property that is not wholly-owned by the Aviza Entities.  None of the Purchased Intellectual Property was developed using any government or university funding or facilities, nor was it obtained from a governmental entity or university.  No Aviza Entity or its respective subsidiaries is a member of, nor is any Aviza Entity or subsidiary thereof obligated to license or disclose any Intellectual Property to, any official or de facto standards setting organization or to any such organization’s members.  The Aviza Entities and their respective subsidiaries have not used any software of the type commonly referred to as “freeware” or “shareware” in a manner that requires the Purchased Intellectual Property to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

5.6           Financial Statements.  Each of the consolidated financial statements of ATI for the fiscal years ended September 29, 2006, September 28, 2007 and September 26, 2008 and the fiscal quarter ended December 26, 2008, as filed with the SEC, have been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of ATI as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to ATI on a consolidated basis).  ATI has not, since September 26, 2008, made any material change in the accounting practices or policies applied in the preparation of the above financial statements.  Except for Newco Payables and payables that do not constitute Assumed Liabilities, no Purchased Subsidiary has any material past due accounts payable and does not have any other material payables except as reflected on the consolidated balance sheet (including the notes thereto, if any) of the Aviza Entities as of June 30, 2009 delivered by the Seller Parties to Buyer prior to the date hereof.

5.7           Changes.  Except as disclosed in the SEC Reports and except for events and circumstances related to or resulting from the Chapter 11 Case, from September 26, 2008 through the Effective Date:

(a)           There has not been any Material Adverse Effect;

(b)           There has not been any:

(i)           material change by any Aviza Entity or any subsidiary thereof in its respective accounting methods, principles or practices;

(ii)           declaration, setting aside or payment of any dividend or distribution payable upon any capital stock of any Aviza Entity or any subsidiary thereof or any redemption, purchase or other acquisition of any of any such Aviza Entity’s or subsidiary’s securities;

(iii)           material increase in the cash or non-cash compensation payable to any Aviza Entity’s directors, officers, consultants or employees, or any new or increased awards or benefits under any employment, severance, “change of control,” option, restricted stock, bonus, or other compensatory plan, or Contract for any of those Persons, in each case, outside the ordinary course of business and consistent with past practice;

(iv)           issuance or agreement relating to the issuance or sale by any Purchased Subsidiary of any stock, notes, or other securities;

(v)           amendment to any Aviza Entity’s formation or corporate governance documents;

(vi)           purchase, sale, assignment, transfer of, or grant or imposition of any Claim on, all or any significant portion of the assets of any Aviza Entity or any subsidiary thereof (except for liens for Taxes not yet delinquent and Permitted Liens) relating to the Acquired Businesses;

(vii)           waiver of any Accounts Receivable or other rights relating to the Acquired Businesses outside the ordinary course of business and consistent with past practice;

(viii)                      damage, destruction or similar loss, whether or not covered by insurance, materially affecting the Acquired Businesses or the Purchased Assets;

(ix)           debt incurred for borrowed money or the purchase of any assets, capitalized leases or off-balance sheet transactions that could reasonably be expected to have a Material Adverse Effect; or

(x)           agreement by any Aviza Entity or any Affiliates thereof to do any of the things described in the preceding clauses of this Section 5.7(b).

5.8           Tax Matters.

(a)           Timely Filings and Payments.  Each Aviza Entity has properly filed all material Tax Returns that it was required to file and within any appropriate time limits.  All such Tax Returns were correct and complete in all material respects.  All material Taxes owed by any Aviza Entity (whether or not shown on any Tax Return) have been paid.  None of the Aviza Entities currently is the beneficiary of any extension of time within which it is required to file any Tax Return.  Each of the Aviza Entities has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee (including any social security, national insurance or similar contributions required to be made in respect of any employee), independent contractor, creditor, stockholder, or any other person, and all Forms W-2 and 1099 (or similar filings required by any foreign Governmental Authority or foreign Law) required with respect thereto have been properly completed and timely filed.

(b)           No Tax Claims.  There is no dispute or Claim concerning any Liability for Tax of the Aviza Entities either (i) claimed or raised by any Governmental Authority in writing, or (ii) as to which there is Knowledge of Sellers. No Tax Returns of any Purchased Subsidiary currently are (or, to the Knowledge of Sellers, within the last six years, have been) the subject of any audit, enquiry, investigation or non-routine inspection by any Governmental Authority, and no Purchased Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)           Tax-Related Agreements or Consolidation.  To the Knowledge of Sellers, no Purchased Subsidiary is a party to any Contract that, as a result in whole or in part of this Agreement or the consummation of the Contemplated Transactions, would result in any excise Tax on parachute payments or similar payments under applicable Laws.  No Purchased Subsidiary has ever been a party to or otherwise bound by any Tax sharing, Tax allocation or Tax indemnity agreement.

(d)           No Successor Liability for Aviza Entity Taxes.  To the Knowledge of Sellers, neither any Aviza Entity nor any subsidiary thereof has entered into any transactions or taken any positions on any Tax Returns that would create any successor Liability for Tax under any Law regarding Taxes against Buyer as a result of this Agreement, the Subsidiary Purchase Agreements or the consummation of the transactions contemplated hereby or thereby.

(e)           Tax Losses, Carryovers and Credits.  Section 5.8(e) of the Seller Disclosure Schedule sets forth the amount of Reliefs or similar Tax assets of ATL as of September 30, 2008 (the “Tax Losses”).  Notwithstanding anything else in this Section 5.8(e), the Seller Parties give no representation or warranty as to the effect, or the absence of any effect, of the Newco Transfer, or of any act, transaction or omission of Newco, Buyer or an Affiliate of Buyer after Closing, on the availability of the Tax Losses.  The reference to ATL in this Section 5.8(e) shall not be deemed to be a reference to Newco pursuant to Section 8.12.

(f)           Penalties, Interest.  Since December 1, 2005, or (if shorter) within the applicable statutory time limit, neither ATL nor any of its directors or officers (in their capacity as such) has paid or become liable to pay, and to the Knowledge of Sellers there are no circumstances by reason of which it or they may become liable to pay, any material penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any Tax Return, give any notice or supply any information to any relevant Governmental Authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment).

(g)           Consents, Clearances.  ATL has not entered into or carried out any transaction in respect of which any consent or clearance was required or sought from any Governmental Authority.

(h)           Special Arrangements.  No Governmental Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice or concession) in relation to the Tax affairs of ATL.

(i)           Residence/Taxable Presence.  ATL is, and has only ever been, resident for Tax purposes in the U.K. and is not, and has at no time been treated as, resident in any other jurisdiction for any Tax purpose.  ATL is not, and has at no time been, subject to Tax in any jurisdiction other than the U.K. by virtue of having a branch, agency, permanent establishment or other place of business in that jurisdiction.  To the Knowledge of Sellers, no claim has been made by a Governmental Authority in a jurisdiction where ATL does not file Tax Returns that ATL is or may be subject to Tax in that jurisdiction.  ATL is not, and has at no time been, liable for any Tax as the agent of any other person or business, and ATL does not constitute, nor has it ever constituted, a permanent establishment of any other person, business or enterprise in the U.K. for any Tax purpose.

(j)           Transfer Pricing, Thin Capitalization.  All transactions between ATL and any of its current or past Affiliates have been entered into on arm’s length terms.  With respect to any such transaction, to the Knowledge of Sellers, there are no circumstances which could cause any Governmental Authority to make any transfer pricing adjustment for Tax purposes, or to require any such adjustment to be made, and no such adjustment has been made or attempted in fact.

(k)           VAT.  ATL is, and has at all times been, duly registered for U.K. VAT purposes.  ATL is not, and has never been, a member of a VAT group.  ATL has maintained and obtained at all times materially complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for VAT purposes and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT laws.  For the avoidance of doubt, the statements made in this Section 5.8(k) are made as to ATL only and not as to Newco.

(l)           Group Relief.  Section 5.8(l) of the Seller Disclosure Schedule contains full particulars of every claim for or surrender of Relief by way of group relief (as defined by section 402 of the U.K. Income and Corporation Taxes Act 1988) involving ATL since December 1, 2005.  ATL is not, and will not be, obliged to make or entitled to receive any payment in pursuance of an agreement as respects amounts surrendered by way of group relief to or by ATL in respect of any period ending on or before Closing.

(m)           Stamp Duty.  Any document that is necessary to establish the title of ATL to any material asset which is owned by ATL at Closing, and each material document which ATL may wish to enforce or produce in evidence, is duly stamped for U.K. stamp duty purposes to the extent such document is liable to be stamped.  No such documents which are outside the U.K. would attract U.K. stamp duty if they were brought into the U.K.  Neither entering into this Agreement nor Closing will result in the withdrawal of any U.K. stamp duty or U.K. stamp duty land tax relief granted to ATL on or before Closing.

(n)           Tax Sharing.  ATL is not bound by or party to any Tax indemnity or any Tax sharing or allocation agreement (otherwise than as provided in this Agreement).

(o)           Tax Disclosure Rules.  To the Knowledge of Sellers, ATL has not been party to any notifiable arrangements for the purposes of Part 7 of the U.K. Finance Act 2004, any notifiable contribution arrangement for the purposes of the U.K. National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 or any notifiable schemes for the purposes of Schedule 11A to the U.K. Value Added Tax Act 1994.

5.9           Title and Sufficiency of Assets.  The Seller Parties have good, valid and transferable title to all of the Purchased Assets, free and clear of all Liens except for Permitted Liens and except for non-exclusive licenses to Purchased Intellectual Property granted by the Seller Parties in the ordinary course of business consistent with past practice.  Each Purchased Subsidiary has good and marketable title to, or a valid leasehold interest in, the assets used by it, located on its premises as shown on its most recent balance sheets, free and clear and all Liens except for Permitted Liens.  The Subsidiary Sellers have good, valid and transferable title to all of the assets to be sold by them pursuant to the Subsidiary Purchase Agreements, free and clear and all Liens except for Permitted Liens and except for non-exclusive licenses to Purchased Intellectual Property granted by the Subsidiary Sellers in the ordinary course of business consistent with past practice.  The Tangible Personal Property is free of any defects that would materially impair its ordinary use and is in good condition and repair (normal wear and tear excepted).  The Purchased Assets, together with the assets to be sold pursuant to the Subsidiary Purchase Agreements, are sufficient for the conduct of the Acquired Businesses as currently conducted by the Seller Parties and their subsidiaries.  The Inventory, together with the inventory to be sold pursuant to the Subsidiary Purchase Agreements, is sufficient for the normal operation of the Acquired Businesses and is free from any defects that would materially impair its ordinary use and is in good and saleable condition.

5.10           Legal Compliance.  Each Aviza Entity and its respective research, development, use, commercialization, marketing, distribution, licensing and sales of the Purchased Assets and any related operations, business, products or services (including the Acquired Businesses) are in compliance in all material respects with all applicable Laws.  Each Aviza Entity has complied in all material respects with all Laws applicable to its operations and businesses.  Without limiting the generality of the foregoing, no Aviza Entity has violated any Laws in any material respect relating to export restrictions, Taxes, the environment, antitrust protection, health and safety of employees, Employee Benefit Plans, employment, privacy or protection of information, consumer protection, false advertising, bribes, gifts, or other unlawful payments to government officials or other Persons, or, to the Knowledge of Sellers, any legal obligations that would become legal obligations of Buyer as a result of noncompliance by any such Person.

5.11           Permits.  Section 5.11 of the Seller Disclosure Schedule accurately and completely lists all material filings, permits, licenses and approvals of any kind that any Seller Party or subsidiary thereof (including the Purchased Subsidiaries) uses or holds in connection with the Purchased Assets or the Acquired Businesses, including permits under any export, environmental, or land use Laws.  Neither the Seller Parties nor any subsidiary thereof (including the Purchased Subsidiaries) is required to make or obtain any material filings, permits, licenses and approvals under any Law other than the items listed in Section 5.11 of the Seller Disclosure Schedule.  Each of the items listed in Section 5.11 of the Seller Disclosure Schedule is in full force and effective, and, to the Knowledge of Sellers, there is no reasonable basis for believing that any of these items will be terminated before its stated expiration.

5.12           Contracts.

(a)           The Seller Parties have delivered or made available to Buyer a correct and complete copy of each of the Assumed Contracts and all amendments, side letters and exhibits and schedules relating to the Assumed Contracts.  In addition:

(i)           None of the Material Assumed Contracts is under negotiation or dispute as of the Effective Date.   No liquidated damages, penalties or similar remedies are currently imposed or, to the Knowledge of Sellers, threatened against any Aviza Entity under any of the Assumed Contracts.  No Aviza Entity or, to the Knowledge of Seller, any other Person, is in material breach or default under any of the Assumed Contracts, and, to the Knowledge of Sellers, there exist no reasonable grounds for termination of any of the Assumed Contracts before their stated expiration.  Other than the Contemplated Transactions, to the Knowledge of Sellers, no event has occurred that, with or without notice or passage of time, would (A) constitute a breach or default by any Seller Party or any subsidiary thereof or, to the Knowledge of Sellers, by any other party, or (B) permit termination, modification or acceleration of any of the Assumed Contracts.

(ii)           Subject to any required approval of the Bankruptcy Court, the Seller Parties will have the right to assume and assign each of the Assumed Contracts to Buyer by virtue of (A) the express provisions of the Assumed Contracts, (B) consents or notices contemplated to be obtained by the Seller Parties and given to Buyer prior to the Closing, (C) the authority granted under Section 365 of the Bankruptcy Code, and/or (D) applicable Law.

(iii)           Each of the Material Assumed Contracts is a legally valid, binding and enforceable obligation of the applicable Seller Party or subsidiary thereof, enforceable against such Seller Party or such subsidiary thereof in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b)           Neither the Seller Parties nor any subsidiaries thereof have any outstanding Contracts with any Governmental Authority.

(c)           The Seller Parties have delivered to Buyer an accurate and complete list, as of the Effective Date, of the following Contracts, if any, to which any Seller Party or subsidiary thereof is a party or under which any Seller Party or subsidiary thereof is otherwise legally bound (or to which its assets are subject), and that relate to the Acquired Businesses:

(i)            non-competition agreements or other Contracts similarly limiting or restricting the operation of the Acquired Businesses anywhere in the world;

(ii)           employment, severance, notice pay, change of control or similar Contracts with Former Seller Employees that require annual or aggregate payment of more than One Hundred Thousand Dollars ($100,000) (or the equivalent in foreign currency);

(iii)          consulting or service Contracts involving the payment by any Seller Party or any subsidiary thereof of more than One Hundred Thousand Dollars ($100,000) (or the equivalent in foreign currency) between September 27, 2008 and the Effective Date, or that require annual or aggregate payment of more than One Hundred Thousand Dollars ($100,000) (or the equivalent in foreign currency) during their remaining term;

(iv)          leases of real or personal property other than the Ringland Lease;

(v)           loans or other extensions of credit for borrowed money or deferred purchase price payments;

(vi)          Contracts with any stockholder, director, or officer of any Seller Party or subsidiary thereof or with Affiliates of any of those individuals, or Contracts between or among any Seller Party and its Affiliates;

(vii)         agency, distributor, sales representative, franchise or similar Contracts; and

(viii)        any other active Contracts involving the payment or receipt by any Seller Party or subsidiary thereof of more than Four Hundred Fifty Thousand Dollars ($450,000) (or the equivalent in foreign currency) between September 27, 2008 and the Effective Date for goods or other property, services or otherwise, or that require annual or aggregate payment of more than Two Million Dollars ($2,000,000) (or the equivalent in foreign currency) during their remaining term.

5.13           Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of any Seller Party or any subsidiary thereof that in any way relate to any of the Purchased Assets or the Acquired Businesses.

5.14           Legal Proceedings.

(a)           As of the Effective Date, except as disclosed in the SEC Reports and except for the Chapter 11 Case, there is no material Legal Proceeding pending or, to the Knowledge of Sellers, threatened against any Seller Party or any subsidiary thereof (including the Purchased Subsidiaries), or any of their respective Affiliates, relating to the Acquired Businesses or any part thereof, or any of the Purchased Assets, or otherwise relating to the Purchased Subsidiaries.

(b)           Without limiting the generality of the foregoing, Section 5.14(b) of the Seller Disclosure Schedule lists all material Legal Proceedings pending or, to the Knowledge of Seller, threatened as of the Effective Date against any Seller Party or any subsidiary thereof, or any of their respective Affiliates, or any Purchased Assets, in or before any court, arbitrator, mediator, or other Governmental Authority relating in any way to export restrictions, Taxes, the environment, antitrust protection, health and safety of employees, Employee Benefit Plans, other employment matters, privacy or protection of information, consumer protection, false advertising, bribes, gifts, or other unlawful payments to government officials or other Persons, or any other legal obligations of any Seller Party or any subsidiary thereof, in each case with respect to the Acquired Businesses, the Purchased Assets or any portion thereof.

(c)           To the Knowledge of Sellers, no current executive officer or director of any Seller Party or any subsidiary thereof has ever been a defendant or obligor under any judgment, injunction or other Order or ruling of or settlement approved by any court or other Governmental Authority relating to the Acquired Businesses or the Purchased Assets.   None of the Legal Proceedings to which the Seller Parties or any subsidiaries thereof are a party, individually or collectively, if determined adversely to the interests of any Seller Party or any subsidiary thereof, could reasonably be expected to have a Material Adverse Effect.

5.15           Brokers’ Fees.  Except with respect to fees and commissions payable to Needham & Company, LLC, none of the Seller Parties, any subsidiary thereof, or any of their respective Affiliates, has any Liability to pay any fees or commissions to any broker, finder or agent or similar Person with respect to the Contemplated Transactions.

5.16           Customers and Suppliers.  The Seller Parties have delivered to Buyer information regarding any customer or supplier that (a) accounted (or that ATI expects to account) for more than Three Million Dollars ($3,000,000) (or the equivalent in foreign currency) of revenue of the Seller Parties (on a consolidated basis with their subsidiaries) during ATI’s current fiscal year, or (b) is the sole supplier of any significant product, service or other tangible or intangible property or license rights to the Acquired Businesses, and has given written notice within the past year that it will stop, or decrease the rate of, its transactions with any Seller Party or any subsidiary thereof.

5.17           Warranty Claims.  Section 5.17 of the Seller Disclosure Schedule lists the Seller Parties’ and their respective subsidiaries’ customary forms of guaranty, warranty, right of return, right of credit or other indemnity related to the Acquired Businesses that legally binds any Seller Party or any subsidiary thereof in connection with any licenses, goods or services sold by such Seller Party or any subsidiary thereof, true and correct copies of each of which have been delivered to Buyer.  No Seller Party or any subsidiary thereof has received any written notice of any outstanding or unpaid material warranty or other Claims of any kind related to the Acquired Businesses against such Seller Party that are not properly reserved on the most recent consolidated balance sheet filed by ATI with the SEC.

5.18           Product Liability.  No Seller Party or subsidiary thereof has any material Liability for, and, to Sellers’ Knowledge, there is no basis for any material Liability or Legal Proceeding arising out of, any injury to individuals or property as a result of the ownership, possession, or use of any product or service manufactured, sold, leased or delivered by such Seller Party or subsidiary thereof.

5.19           Accounts Receivable; Inventory.

(a)           The Seller Parties have delivered to Buyer a list and aging schedule of all Accounts Receivable of each of the Seller Parties and their respective subsidiaries as of the Effective Date, determined in accordance with GAAP.  Such information was derived from the books and records of the Seller Parties, and, taken as a whole, is accurate and complete in all material respects as of the Effective Date.  To the Knowledge of Sellers, all Accounts Receivable of the Seller Parties and their respective subsidiaries are reflected properly on their respective books and records and are subject to no setoffs, counterclaims or similar Claims.

(b)           The Seller Parties have delivered to Buyer a list of all Inventory of each of the Seller Parties and their respective subsidiaries as of the Effective Date, determined in accordance with GAAP.  Such information was derived from the books and records of the Seller Parties, and, taken as a whole, is accurate and complete in all material respects as of the Effective Date.

5.20           Prepayments, Prebilled Invoices and Deposits.  The Seller Parties have delivered to Buyer lists in reasonable detail all prepayments, prebilled invoices and deposits that have been received by any Seller Party or subsidiary thereof, or paid by such Seller Party or subsidiary thereof, as of the Effective Date relating to any licenses, goods or services sold or purchased by such Seller Party or subsidiary thereof that relate to the Acquired Businesses.  All such prepayments, prebilled invoices and deposits have been properly accrued in the appropriate consolidated financial statements of ATI in accordance with GAAP.

5.21           Insurance.  The Seller Parties and their respective subsidiaries, as well as the Purchased Assets, are covered by insurance policies or binders in scope and amount customary and reasonable for the businesses in which they are engaged.  As of the Effective Date, all premiums due and payable under those policies and binders have been paid.  None of the Seller Parties has Knowledge of any threatened termination of, or material premium increase with respect to, any of those policies.  Section 5.21 of the Seller Disclosure Schedule identifies all claims related to the Acquired Businesses, the Purchased Subsidiaries or any of the Purchased Assets asserted by or against any Aviza Entity through the Effective Date pursuant to any insurance policy since January 1, 2008, and describes the nature and status of the claims.

5.22           Employees and Subcontractors.

(a)           The Seller Parties have delivered to Buyer an accurate and complete list of all employees, independent contractors, secondees, apprentices and workers  currently performing any services for the Seller Parties or their subsidiaries (except for Aviza Germany) with respect to the Acquired Businesses (the “Employers”).  The Seller Parties have delivered or made available to Buyer true, accurate and complete information with respect to the details of the identities, dates of appointment to office or commencement of continuous employment, compensation and benefits (including overtime pay, commission, bonus or other profit-related pay, allowances and any enhanced redundancy pay), notice periods and all other terms and conditions of employment of each such employee, independent contractor, secondee, apprentice and worker including benefits provided by custom or practice as of the Effective Date.

(b)           No employee or group of employees within the twelve (12) months immediately preceding the Effective Date has given written notice to the Employers of any plans to terminate their employment with any of the Employers and/or to enter into any business that would compete with the Acquired Businesses, and the Seller Parties are not aware of any such employee who intends to give notice of resignation.

(c)           No employee of the Employers will be entitled, as a result of the Closing or in connection with any change of control of the Employers or as a result of this Agreement, to:

(i)           receive any payment, reward or benefit of any kind upon or following the Closing; or

(ii)          receive any enhancement in or improvement to his remuneration, benefits or terms and conditions of employment.

(d)           All of the Seller Parties have in relation to their employees and any workers (and any former employees or workers), and any representatives of such persons:

(i)           materially complied with all obligations, awards, orders and recommendations imposed on them or made by or under statute, statutory instrument, European Community or other Law, common law, contract, collective agreement, terms and conditions of employment, staff handbook, and company policy; and

(ii)          maintained (and continue to maintain) records which are accurate, up-to-date and complete in all material respects regarding the service of such persons including but not limited to adequate and suitable personnel records, records of working time, terms and conditions of employment, payments of statutory or other sick pay, statutory or other maternity pay, disciplinary, grievance and health and safety matters, income tax and social security contributions and termination of employment.

(e)           Kevin Crofton has leave to enter and remain in the United Kingdom to be employed by and to work for ATL for at least 2 years from the Effective Date.

(f)           With the exception of income Taxes and social security contributions in respect of the payment period current at the Effective Date, no Employer has any outstanding or undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any material contribution, Tax or other levy arising in connection with the employment or engagement of personnel by such company.

(g)           No Employer is proposing to introduce any share incentive scheme, share option scheme or profit sharing bonus or other incentive scheme for any director, officer or employee.

(h)           No Employer is a party to, or bound by, any collective bargaining agreement, including any collective agreements within the meaning of the Trade Union and Labour Relations (Consolidation) Act of 1992 (UK) or any ongoing negotiation for recognition between any Employer and any trade union or staff association, nor has any Employer experienced any strikes, grievances, material claims of unfair labor practices or other collective bargaining disputes.  To the Knowledge of Sellers, there are no organizational efforts made or threatened, either currently or within the past two (2) years, by or on behalf of any labor union with respect to the employees of any of the Seller Parties.

(i)           Neither this Agreement nor the consummation of the Contemplated Transactions will give rise to any obligation on the part of any Seller Party, Buyer or other Person to give any notice or otherwise act or omit to act under the Worker Adjustment and Retraining Notification Act or any similar state or foreign Law.

(j)           Since May 1, 2009, no Seller Party has transferred or assigned any of their respective employees to either of the Purchased Subsidiaries, except for transfers or assignments of employees from ATL to Newco in connection with the Newco Transfer.

5.23           Employee Benefits.

(a)           The Aviza Entities have delivered or made available to Buyer an accurate and complete list of all Employee Benefit Plans maintained, or contributed to, by any Aviza Entity or any ERISA Affiliate of such Aviza Entity for employees performing services related to the Acquired Businesses.

(b)           The Aviza Entities have delivered or made available to Buyer complete and accurate copies of the following items relating to the Aviza Entities’ Employee Benefit Plans: (i) all Employee Benefit Plans that have been reduced to writing; (ii) written summaries of all material unwritten Employee Benefit Plans; (iii) all related trust agreements, insurance contracts and summary plan descriptions; (iv) all employee handbooks and written policies and procedures applicable to employees; and (v) complete and accurate lists of current employee and employer contributions to such Seller Party’s Employee Benefit Plans.

(c)           Except where a failure to do so could not be reasonably expected to have a Material Adverse Effect, each Employee Benefit Plan has been administered in accordance with its terms, and each of the Aviza Entities and their respective ERISA Affiliates have met their obligations with respect to those Employee Benefit Plans and have made all required contributions under those Employee Benefit Plans.  At no time within the past six (6) years has any Aviza Entity or any ERISA Affiliate of such Aviza Entity maintained or contributed to any Employee Benefit Plan that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA or been obligated to contribute to any “multiemployer plan” (as defined under ERISA), or any Employee Benefit Plan (other than the Electrotech Retirement Benefits Scheme) that is or was a United Kingdom governed occupational pension scheme, other than a money purchase scheme (as defined in the Pension Schemes Act 1993 (UK)).

(d)           No claims have been made under the indemnities contained or referred to in the deed of dissolution relating to the Electrotech Retirement Benefits Scheme, and to the Knowledge of Sellers, no circumstances exist that would or might give rise to such a claim.

5.24           Environmental Matters.  None of the Seller Parties or any subsidiary thereof has, since December 1, 2005 (or, to the Knowledge of Sellers, at any time prior thereto), released any hazardous materials or waste or other substances regulated by any environmental Law into the environment at or from any real property or other facility formerly or currently owned, leased, operated or controlled by any Seller Party, any subsidiary thereof or any of their respective Affiliates that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Section 5.24 of the Seller Disclosure Schedule lists all environmental reports, investigations and audits possessed or controlled by any Seller Party or any Affiliate thereof that were obtained from, or conducted by or on behalf of such Seller Party or Affiliate thereof, any Governmental Authority, or any Person during the past three (3) years and relating to premises currently or previously owned, leased, operated or controlled by any Seller Party, any subsidiary thereof or any of their respective Affiliates.  The Seller Parties have delivered or made available to Buyer complete and accurate copies of each item so listed.  To the Knowledge of Sellers, ATL has no material Liabilities relating to the environment arising under applicable Law or Contract.

5.25           ATL Real Property.

(a)           Section 5.25(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all existing leases or agreements under which ATL is lessee of, or primarily or secondarily liable under, or holds or operates, real property owned by the Seller Parties or any third party (the “ATL Leases”).  ATL has a good and marketable title to the properties demised under each of the ATL Leases and is solely legally and beneficially entitled to them.  Each of the ATL Leases is in full force and effect, except for the lease at Weston-super-Mare which has validly been brought to an end, and no person or body other than ATL has any right to possession, occupancy or use of any of the properties demised under the ATL Leases.  In relation to each property demised under the ATL Leases, or held by way of a license, all consents necessary to the grant of that lease or license were obtained and are currently in effect and ATL has paid all rents and other sums due pursuant to the provisions of the ATL Leases (which expression includes any underleases).  The properties demised under the ATL Leases abut a roadway maintainable at public expense at each point where access is gained or has the benefit of all necessary rights of way to and from such a roadway.

(b)           ATL has not received any notice of any material default, or cancellation or termination under any of the ATL Leases or notice pending in relation to any rent reviews.  To the Knowledge of the Sellers, there is no default under any of the ATL Leases and no outstanding or unobserved or unperformed obligation necessary to comply with any notice or statutory requirement at any of the properties demised under the ATL Leases.  ATL has valid, existing and enforceable leasehold interests in the properties demised under each of the ATL Leases free and clear of all interests and encumbrances.  The properties demised under the ATL Leases are free from any mortgage, debenture or charge (whether specific or floating, legal or equitable), rent-charge, lien or other encumbrance securing the repayment of monies or other obligation or liability whether of any of the Seller Parties or any other party.  There are no matters or restrictions affecting the properties demised under the ATL Leases which might reasonably be expected to interfere to any material extent with the continued use and occupation of the properties demised under the ATL Leases for ATL’s business the benefit of which is vested in third parties nor any agreement to create the same.  ATL is in actual possession of each properties demised under the Leases.

(c)           The consummation of the transactions contemplated by this Agreement will not require any consent of any landlord under any of the ATL Leases, result in any increase in rent or penalty or result in the early termination of any of the ATL Leases.  The present use of each property demised under the ATL Leases is that set out in the ATL Leases and ATL has not received notice of any breach under the Town and Country Planning Act 1990 (UK).

(d)           All original leases and licenses and ancillary documentation relating to the properties demised under the ATL Leases are in the possession of or under control of ATL or subject to binding acknowledgement for production and all title deeds are either fully stamped with ad valorem stamp duty and a particulars delivered stamp or accompanied by a certificate from HM Revenue & Customs evidencing submission of a land transaction return for the purposes of stamp duty land tax in relation to all circumstances in respect of which a land transaction return is required to be made.  No further land transaction return in relation to stamp duty land tax is required in respect of the title deeds except where the requirement arises as a result of a future abnormal increase in rent payable under the leases pursuant to paragraph 14 of schedule 17A to the Finance Act 2003 (UK).

(e)           Each of the Seller Parties is not and has not been a guarantor of a tenant’s covenants in any of the ATL Leases.  ATL has not assigned any “old lease” (as defined in the U.K. Landlord and Tenant (Covenants) Act 1995) under which it was the original tenant or of which it was not the original tenant but in respect of which it entered into a covenant with the landlord to observe and perform the tenant’s covenants under that lease.  ATL has not assigned any “new lease” (as defined in the U.K. Landlord and Tenant (Covenants) Act 1995) in respect of which it has entered into an authorized guarantee agreement pursuant to such Law nor has ATL made any “excluded assignment” (as defined in such Law) of any new lease.

5.26           Certain Business Relationships with Affiliates.  None of the Seller Parties or any subsidiary thereof nor, to the Knowledge of Sellers, any director or officer of any Seller Party or subsidiary thereof has, directly or indirectly, any interest in any corporation or other business that engages in a business similar or competitive to the Acquired Businesses.  To the Knowledge of Sellers, no director or officer of any Seller Party or subsidiary thereof (a) owns any tangible or intangible property or right that is used in the Acquired Businesses, (b) has any Claim or cause of action against any Seller Party or subsidiary thereof, or (c) owes any money to any Seller Party or subsidiary thereof or is owed money by any Seller Party or subsidiary thereof other than for payment for services rendered, reimbursement for documented reasonable expenses incurred on behalf of such Seller Party or subsidiary thereof, or in connection with their employment.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller Parties on the Effective Date and as of the Closing Date as follows:

6.1           Organization and Power.  Buyer is a company duly organized, validly existing and in good standing under the laws of Japan.  Buyer has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection with this Agreement.

6.2           Enforceability.  All requisite company action to approve, execute, deliver and perform this Agreement and consummate the Contemplated Transactions has been taken by Buyer.  This Agreement and each other agreement and document delivered by Buyer in connection with this Agreement have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by each Seller Party, constitute the binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other Laws affecting creditors’ rights generally, and by principles of equity.

6.3           Consents.  Except for the approval of the Bankruptcy Court, no approval or consent of, or filing with, any Person or Governmental Authority is required in connection with Buyer’s consummation of the Contemplated Transactions or the execution, delivery or performance by Buyer of this Agreement or any other agreement or document delivered by or on behalf of Buyer in connection with this Agreement.

6.4           No Conflicts.  No action taken by or on behalf of Buyer in connection with this Agreement, including the execution, delivery and performance of this Agreement, and each other agreement and document delivered by it in connection with this Agreement, and consummation of the Contemplated Transactions conflicts with or violates (a) any Law, (b) Buyer’s organizational documents, or (c) any Order to which Buyer is subject.

6.5           Legal Proceedings.  As of the Effective Date, no Legal Proceeding is pending, or to Buyer’s knowledge, threatened against Buyer that could reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the Contemplated Transactions.

6.6           Brokers’ Fees.  Except with respect to fees and commissions payable to the Crane Ridge Group, Buyer has no Liability to pay any fees or commissions to any broker, finder, agent or similar Person with respect to the Contemplated Transactions.

6.7           Disclaimer of Additional Warranties.  Except as expressly provided in this Agreement, the Sale Order or in the Assignment Order, Buyer agrees and acknowledges that all transfers of the Purchased Assets are “as is” and “where is,” and acknowledges and agrees that the Seller Parties make no representation of any kind whatsoever with respect to the Purchased Assets or otherwise, express or implied, including but not limited to any representation or warranty regarding the title or condition of the Purchased Assets, or the fitness, desirability, or the merchantability thereof or suitability thereof for any particular purpose, the current or future Liability for Tax, assessment or valuation of any of the Purchased Assets, the compliance of any of the Purchased Assets in their current or future state with applicable Laws or the actual projected income or operating expense of the Acquired Businesses or Purchased Assets.

ARTICLE 7

CONDITIONS TO CLOSING

7.1           Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the Contemplated Transactions on the Closing Date is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer to the extent permitted by applicable Law:

(a)           Representations and Covenants.  The representations and warranties of the Seller Parties contained in this Agreement (except for the representations contained in Sections 5.1, 5.2, 5.3 and 5.4) shall be true and correct on and as of the Closing Date with the same effect as though made on the Closing Date, except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date, except where the failure of such representations and warranties to be so true and correct as of the Closing Date or such other date could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The representations and warranties set forth in Sections 5.1, 5.2, 5.3 and 5.4 shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date.  The Seller Parties shall have performed and complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Seller Parties on or prior to the Closing Date.  Each Seller Party shall have delivered to Buyer a certificate, dated the Closing Date and signed by an authorized officer of such Seller Party, to the foregoing effect and certifying that the conditions to Buyer’s obligations under Section 7.1(d), (e), (h) and (i) of this Agreement have been satisfied.

(b)           No Orders.  On the Closing Date, there shall be no Order of any nature that directs that the Contemplated Transactions, in whole or in part, not be consummated, or that stays, modifies in any material respect or renders the Sale Order or Assignment Order ineffective as to the Contemplated Transactions or any material part thereof.

(c)           Bankruptcy Court Approval.  The Sale Order and Assignment Order shall have been entered by the Bankruptcy Court, and each shall be a Final Order.

(d)           Release of Liens; Termination of Certain Security Filings.  All Liens on the Purchased Assets sold by the Debtor Sellers shall have been fully, finally and unconditionally released and extinguished pursuant to the Sale Order or otherwise, to the fullest extent allowable under Section 363(f) of the Bankruptcy Code pursuant to a Final Order, and evidence thereof which is reasonably satisfactory to Buyer shall have been delivered to Buyer.  All Liens (other than Permitted Liens) on the Purchased Assets sold by the Holding Company Sellers shall have been fully, finally and unconditionally released and extinguished, and evidence thereof which is reasonably satisfactory to Buyer shall have been delivered to Buyer; provided, however, that notwithstanding the foregoing, all Liens (including Permitted Liens) on the outstanding share capital and other equity interests of the Purchased Subsidiaries shall have been so released and extinguished.  All Liens and other security interests in any and all items of Purchased Intellectual Property shall have been released and extinguished, and Buyer shall have received evidence reasonably satisfactory to it that any assignments, financing statements or similar documents filed with the U.S. Patent and Trademark Office (or any other Governmental Authority) or pursuant to the Uniform Commercial Code (or similar Law) of any jurisdiction with respect thereto have been duly terminated.  All Liens on the Purchased Assets, other than Permitted Liens, in favor of banks or similar lending or other institutions shall have been released and extinguished, and Buyer shall have received evidence reasonably satisfactory to it that any assignments, financing statements or similar documents filed with the any Governmental Authority or pursuant to the Uniform Commercial Code (or similar Law) of any jurisdiction with respect thereto have been duly terminated.

(e)           Payment of Cure Costs.  The Seller Parties shall have fully paid or reserved for any and all Cure Costs owed under the Assumed Contracts.

(f)           Accounts Receivable; Purchased Inventory; Warranties; Customer Deposits and Prepayments.  Buyer and the Seller Parties shall have mutually determined and agreed upon (in accordance with Section 4.2), in one or more writings executed by each of the Parties: (i) the Closing A/R Value and the Closing A/R Itemization; (ii) the Closing Inventory Value and the Closing Inventory Itemization; (iii) the Assumed Warranty Obligation Value; and (iv) the Customer Deposits and Prepayments.

(g)           Closing Deliveries.  Each Seller Party, as applicable, shall have delivered to Buyer, or caused to be delivered to Buyer, the following documents, duly executed by such Seller Party:

(i)           Purchased Subsidiary Equity Transfer Instruments.  All documents and instruments necessary to consummate the sale, assignment, transfer and delivery of all issued and outstanding share capital and other equity interests in each Purchased Subsidiary to Buyer, in form and substance reasonably satisfactory to Buyer, accompanied by the relative share certificates (or an express indemnity in a form satisfactory to Buyer in the case of any certificate found to be missing).

(ii)           Officer’s Certificate.  The officer’s certificates contemplated by Section 7.1(a).

(iii)           Sale Order and Assignment Order.  A copy of the Sale Order and Assignment Order, each as entered by the Bankruptcy Court as a Final Order.

(iv)           Transition Plan.  The Transition Plan shall have been agreed upon as set forth in a writing executed by each of the Parties.

(v)           Transition Services Agreement.  A duly executed copy of the Transition Services Agreement.

(vi)           Releases.

(A)           Mutual General Release.  A mutual general release, in substantially the form attached hereto as Exhibit H-1, executed and delivered by Newco, Aviza Shanghai, ATI and each other subsidiary of ATI (including the Aviza Entities but excluding Aviza Germany).

(B)           General Release of Certain Employees.  A general release, in substantially the form attached hereto as Exhibit H-2, executed and delivered by ATI and each subsidiary of ATI (excluding the Purchased Subsidiaries and Aviza Germany).

(vii)           Corporate Reorganization of Purchased Subsidiaries.  The Seller Parties shall have, in each case effective upon the Closing, (i) delivered or caused to be delivered to Buyer resignations of such officers and directors of the Purchased Subsidiaries as Buyer shall have requested and (ii) made such changes to the designations of authorized signatories on bank and other accounts of the Purchased Subsidiaries as Buyer shall have requested.

(viii)                      Intellectual Property Assignments.  Duly executed and acknowledged (as appropriate) assignments of the U.S. trademark registrations and applications, U.S. registered copyrights and U.S. patents and patent applications included in the Purchased Intellectual Property, in forms suitable for recording in the U.S. Patent and Trademark Office or U.S. Copyright office, as appropriate, and reasonably satisfactory to Buyer, and such assignment documents for trademark and/or patent rights in other jurisdictions as reasonably requested by Buyer, and general assignments of all Purchased Intellectual Property in forms reasonably satisfactory to Buyer.

(ix)           Other Purchased Asset Transfer Instruments.  Duly executed copies of the Bill of Sale and the Assignment and Assumption Agreement executed and delivered by each Seller Party, and such other transfer, recordation or similar instruments in form and substance reasonably satisfactory to Buyer and signed and delivered by each applicable Seller Party, as reasonably deemed by Buyer to be required or appropriate to convey (or to evidence or record the conveyance) all of the Purchased Assets to Buyer as contemplated by this Agreement.

(h)         Material Adverse Effect.  No Material Adverse Effect shall have occurred since the Effective Date.

(i)           Minimum Closing A/R Value and Closing Inventory Value.  The Closing A/R Value and the Closing Inventory Value (each as mutually determined and agreed upon by the Parties in accordance with Section 4.2(c) and (d), as applicable), on a combined basis, shall be at least Forty Million Dollars ($40,000,000); provided, however, and for the avoidance of doubt, the calculation of Closing A/R Value for purposes of this Section 7.1(i) shall not include any commission-related discounts described in Section 4.2(c) and (d).

(j)           Third Party Consents.  Each of the Third Party Consents set forth on Schedule 7.1(j) shall have been duly obtained, and evidence thereof which is reasonably satisfactory to Buyer shall have been delivered to Buyer.

(k)           Transfer of Excluded Businesses from Purchased Subsidiaries.  All assets and Liabilities of the Purchased Subsidiaries that relate to the Excluded Businesses (and would not otherwise be Purchased Assets), shall have been duly transferred and assigned to, and assumed by, other Seller Parties (or one or more of their Affiliates) on terms that are satisfactory to Buyer, and Buyer shall have received evidence thereof that is reasonably satisfactory to Buyer.

(l)           Power of Attorney.  Each of the Seller Parties shall have delivered to Buyer a duly executed power of attorney in form and substance satisfactory to Buyer.

(m)           Closing of Transactions under Subsidiary Purchase Agreements.  The closings of the transactions contemplated by and in each of the Subsidiary Purchase Agreements shall occur concurrently with the Closing.

(n)           Escrow Agreement.  The Escrow Agreement shall have been mutually agreed upon by the parties thereto and duly executed and delivered by the Seller Parties and the Escrow Agent.

(o)           Transfer of ATL Assets.  The Newco Transfer shall have been effected as provided in Section 8.12, or otherwise on terms satisfactory to Buyer.

7.2           Conditions to Seller Parties’ Obligations.  The obligation of each Seller Party to consummate the Contemplated Transactions on the Closing Date is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller Parties to the extent permitted by applicable Law:

(a)           Representations and Covenants.  The representations and warranties of Buyer contained in this Agreement (except for the representations contained in Sections 6.1, 6.2 and 6.4) shall be true and correct on and as of the Closing Date with the same effect as though made on the Closing Date, except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date, except where the failure of such representations and warranties to be so true and correct as of the Closing Date or such other date could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Buyer.  The representations and warranties set forth in Sections 6.1, 6.2 and 6.4 shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date.  Buyer shall have performed and complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.  Buyer shall have delivered to the Seller Parties a certificate, dated the Closing Date and signed by an authorized officer of Buyer, to the foregoing effect.

(b)           No Orders.  On the Closing Date, there shall be no Order of any nature that directs that the Contemplated Transactions, in whole or in part, not be consummated, or that stays, modifies or in any material respect renders the Sale Order or the Assignment Order ineffective as to the Contemplated Transactions or any material part thereof.

(c)           Bankruptcy Court Approval.  The Sale Order and Assignment Order shall each have been entered by the Bankruptcy Court and be a Final Order (unless Buyer waives its closing condition that the Sale Order and Assignment Order be a Final Order, as provided in Section 7.1(c)).

(d)           Purchase Price.  Buyer shall have delivered the Purchase Price as specified in Article 4, including wire transfer of funds payable at Closing and delivery of the Notes (including, as applicable, the guaranty, security agreements and participation certificates referenced therein).

(e)           Closing Deliveries.  Buyer shall have delivered to the Seller Parties, or caused to be delivered to the Seller Parties, the following documents, duly executed by Buyer (where applicable):

(i)           Officer’s Certificate.  The officer’s certificate contemplated by Section 7.2(a).

(ii)          Assignment Documents.  A duly executed copy of the Assignment and Assumption Agreement.

(iii)         Transition Services Agreement.  A duly executed copy of the Transition Services Agreement.

(iv)         General Release of Certain Employees.  A duly executed copy of the general release referred to in Section 7.1(g)(vi)(B).

(v)          Purchased Asset Transfer Instruments.  Duly executed copies of the Bill of Sale and the Assignment and Assumption Agreement.

(f)           Escrow Agreement.  The Escrow Agreement shall have been mutually agreed upon by the parties thereto and duly executed and delivered by Buyer and the Escrow Agent.

ARTICLE 8

COVENANTS

8.1           Ordinary Course of Business.  From the Effective Date through the Closing Date, each Seller Party shall (and shall cause its subsidiaries, except for Aviza Germany, to) conduct the Acquired Businesses in the ordinary course of business consistent with past practice, other than as required by this Agreement and other than as required by the Chapter 11 Case.  Without limiting the foregoing, from the Effective Date through the Closing Date, the Seller Parties shall (and shall cause their subsidiaries, except for Aviza Germany, to) take commercially reasonable measures necessary to reasonably protect and preserve the Purchased Assets and the Acquired Businesses and their respective rights therein.

8.2           Conduct of Business.  Except for matters expressly permitted or required by this Agreement, except as consented to and agreed upon in writing by Buyer and the Seller Parties, and except as may be required in respect of, or in order to effect, the Newco Transfer, from the Effective Date through the Closing Date, no Seller Party shall (and shall not permit any subsidiary thereof to), with respect to the Acquired Businesses, the Purchased Assets or the Purchased Subsidiaries:

(a)           other than as contemplated by this Agreement and the Contemplated Transactions, permit any of the Purchased Assets (including assets of the Purchased Subsidiaries) to be subjected to any additional Lien, other than Permitted Liens;

(b)           other than as contemplated by the Subsidiary Purchase Agreements and the transactions contemplated therein, permit any of the assets to be sold pursuant to the Subsidiary Purchase Agreements to be subjected to any additional Lien, other than Permitted Liens;

(c)           sell, dispose of or otherwise transfer or assign to any third party any of the Purchased Assets or assets of the Purchased Subsidiaries (except as allowed pursuant to Section 8.2(i)), in each case except (i) for Inventory and Tangible Personal Property used, consumed or replaced in the ordinary course of the operation of the Acquired Businesses consistent with the past practices of the Aviza Entities and (ii) that ATL shall be permitted to transfer its equity interests in Newco to other Seller Parties (provided, that notwithstanding the foregoing, such equity interests in Newco shall continue at all times to constitute Purchased Assets hereunder);

(d)           sell, dispose of or otherwise transfer or assign to any third party any of the assets to be sold pursuant to the Subsidiary Purchase Agreements, in each case except for inventory and tangible personal property used, consumed or replaced in the ordinary course of the operation of the Acquired Businesses consistent with the past practices of the Subsidiary Sellers and except for one arrangement to transfer inventory to an Aviza Entity’s agent as previously disclosed to Buyer;

(e)           purchase or order any (i) Tangible Personal Property if the dollar amount of any order (or series of related orders) would exceed One Hundred and Fifty Thousand Dollars ($150,000) (or the equivalent in foreign currency), or (ii) Inventory or supplies outside the ordinary course of business and consistent with past practice, unless first approved in writing by Buyer;

(f)           enter into any new Contracts relating to the licensing of Purchased Intellectual Property, or Intellectual Property which may be required to be transferred to Newco as contemplated in Section 8.18(g), without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed;

(g)           enter into any new business transactions with any Seller Party or subsidiary thereof;

(h)           sell, transfer, assign, assume or otherwise convey any assets or Liabilities between or among any Aviza Entities or subsidiaries thereof;

(i)           (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its equityholders in their capacity as such, other than (x) cash dividends and cash distributions by a subsidiary of a Seller Party to its parent entity and (y) non-cash dividends and distributions by Newco to its parent entity to which Buyer has given its prior written consent (such consent not to be unreasonably withheld), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire any shares of capital stock of any Seller Party (or subsidiary thereof) or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, or (iv) adopt a plan of or effect any complete or partial liquidation or adopt resolutions providing for or authorizing such liquidation or adopt a plan of or effect any dissolution, merger, consolidation, restructuring, recapitalization or reorganization of any Seller Party (or subsidiary thereof);

(j)           authorize for issuance, issue, deliver, sell, pledge, dispose of or grant (i) any shares of its capital stock, (ii) any other equity or voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, equity or voting securities or convertible or exchangeable securities, or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units; in each case, with respect to any Seller Party or subsidiary thereof (excluding the Purchased Subsidiaries), other than stock option and similar grants under equity compensation plans existing on the date hereof and upon exercise of stock option and similar awards outstanding on the date hereof;

(k)           acquire or agree to acquire, by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business of any Person or any corporation, limited liability company, partnership, association or other business organization or division thereof, (i) any assets other than Tangible Personal Property or those assets acquired in the ordinary and usual course of business, and not, individually or in the aggregate, material to the Seller Parties and their subsidiaries as a whole, or (ii) capital stock or equity interests in any Person;

(l)           except as otherwise approved by the Bankruptcy Court, (i) grant to any present or former employee, officer or director of any Seller Party or any subsidiary of any Seller Party any increase in compensation or benefits, (ii) grant to any present or former employee, officer or director of any Seller Party or any subsidiary of any Seller Party any increase in severance or termination pay, (iii) other than entering into employment agreements with employees of a Seller Party which are approved in writing in advance by Buyer, enter into or amend in any material respect any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, (iv) establish, adopt, enter into or amend in any material respect any Employee Benefit Plan (or arrangement that, had it been in existence on the date hereof, would be an Employee Benefit Plan) other than as required by Law, (v) take any action to accelerate any payments, rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any Employee Benefit Plan, or (vi) loan or advance money or other property to any present or former employee, officer or director of any Seller Party or any subsidiary of any Seller Party;

(m)           make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of any Seller Party, except insofar as may have been required by the Contemplated Transactions or a change in GAAP;

(n)           enter into any transaction with an Affiliate except for appropriate transactions in the ordinary course of business and consistent with past practice;

(o)           make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in a Seller Party or any subsidiary of any Seller Party or the advancement of trade credit to customers of a Seller Party or a subsidiary of a Seller Party in the ordinary and usual course of business;

(p)           subject to Section 8.2(a), make or agree to make any new capital expenditure or expenditures or otherwise lease or encumber any of the Purchased Assets (including the assets of the Purchased Subsidiaries), or the assets to be sold pursuant to the Subsidiary Purchase Agreements, without the prior written consent of Buyer;

(q)           prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that could reasonably be expected to result in or affect the imposition of Tax on the Acquired Businesses or any of the Purchased Assets or on a Purchased Subsidiary subsequent to the Closing;

(r)           pay, discharge, settle or satisfy any Assumed Liabilities or Liabilities of the Purchased Subsidiaries, other than the payment, discharge, settlement or satisfaction of Assumed Liabilities or Liabilities of the Purchased Subsidiaries in the ordinary course of business or in accordance with their terms and except for one arrangement with respect to an Aviza Entity’s agent as previously disclosed to Buyer;

(s)           violate in any material respect or fail to perform in any material respect any obligation or duty imposed upon it by any material applicable Law or any material filing, permit, license or approval issued or granted pursuant to any applicable Law;

(t)           waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value, in each case included in the Purchased Assets or related to the Acquired Businesses, except for one arrangement with respect to an Aviza Entity’s agent as previously disclosed to Buyer;

(u)           terminate, rescind, modify, amend or otherwise alter or change any of the terms or provisions of any Material Assumed Contract, or reduce, discount, waive or forego any material payment or right thereunder, or agree to any compromise or settlement with respect thereto;

(v)           enter into any Contract that, if it were effective on the Effective Date, would constitute a Material Assumed Contract without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, except for customer purchase orders and Inventory purchases in the ordinary course of business and consistent with past practice;

(w)           transfer or assign any employee to the Purchased Subsidiaries; or

(x)           enter into any Contract to do any of the foregoing.

8.3           Access.  From the Effective Date until the Closing Date, the Seller Parties shall (and shall cause their subsidiaries, except for Aviza Germany, to) provide Buyer and its representatives reasonable access during normal business hours to the Seller Parties’ (and their subsidiaries’ except for Aviza Germany’s) personnel, facilities and all books and records and such other information and Persons relating to the Acquired Businesses as Buyer may reasonably request, and shall use commercially reasonable efforts to make available to Buyer any employees identified by Buyer as necessary to assist in the transition of the Acquired Businesses to Buyer.

8.4           Employee Matters.  Buyer or its Affiliates may, but are not required to, make offers of employment to some of the Seller Parties’ or their subsidiaries’ employees, or seek to engage some of such employees as independent contractors or consultants.  Effective upon the Closing Date, the Seller Parties each hereby waive, on behalf of themselves and their subsidiaries (other than the Purchased Subsidiaries), for the benefit of Buyer, any and all restrictions in any Contract relating to (i) non-competition with the Seller Parties or their subsidiaries (other than the Purchased Subsidiaries) subsequent to termination of their employment or engagement with the Seller Parties, or (ii) maintenance of confidentiality of any information for the benefit of the Seller Parties or their subsidiaries (other than the Purchased Subsidiaries), but only to the extent such information is related to the Acquired Businesses or the Purchased Assets with any such employee who Buyer hires or engages (each such employee who is hired or engaged by Buyer or its Affiliates, together with each employee of the Purchased Subsidiaries as of the Closing, a “Former Seller Employee”).  To the extent permitted by the employee benefit plans of Buyer and its subsidiaries, the employee benefit plans of Buyer and its subsidiaries in which the Former Seller Employees, if any, are eligible to participate shall take into account, for purposes of eligibility, vesting, benefit accrual, waiting periods, and pre-existing periods, the service of such Former Seller Employees with the Seller parties as if such service were with Buyer or its subsidiaries.

8.5           Regulatory Approvals; Third Party Consents.

(a)           The Parties shall each use commercially reasonable efforts to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or Orders (including all under competition laws or otherwise) of all applicable Governmental Authorities, and the Parties shall make all filings with all applicable Governmental Authorities (including under competition Laws or otherwise), required in connection with the consummation of the transactions contemplated hereby or contemplated by the Subsidiary Purchase Agreements.  The Seller Parties and Buyer shall furnish to one another all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any applicable Governmental Authorities in connection with the transactions contemplated by this Agreement or the Subsidiary Purchase Agreements.

(b)           The Seller Parties shall use their commercially reasonable efforts through and after the Closing to obtain all Third Party Consents.

8.6           Adequate Assurances Regarding Assumed Contracts.  With respect to each Assumed Contract, the Seller Parties will use commercially reasonable efforts to cure all defaults, or provide adequate assurance of prompt cure, and Buyer will provide adequate assurance of future performance, as required under Section 365 of the Bankruptcy Code with respect to each such Assumed Contract if requested by a nondebtor party to such Assumed Contract.  Buyer and the Seller Parties agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court Order finding that all defaults have been cured or adequately reserved for and there has been an adequate demonstration of adequate assurance of future performance under the Assumed Contracts, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s and the Seller Parties’ employees and representatives available to testify before the Bankruptcy Court.

8.7           Cure Amounts.  Set forth on Schedule 8.7 is a list of the Cure Costs of which the Seller Parties have Knowledge on the Effective Date.  Prior to the Closing, the Debtor Sellers and Buyer shall cooperate to resolve any disputes with the nondebtor party to any of the Assumed Contracts regarding the amount of Cure Costs and the Debtor Sellers shall pay or reserve for all Cure Costs owed to any nondebtor party on or prior to the Closing.

8.8           Publicity.  Copies of the text of all public announcements (whether pre-Closing or post-Closing) relating to this Agreement, the Subsidiary Purchase Agreements or the transactions contemplated hereby or thereby shall be provided to the other Parties prior to public release of the disclosure to be made and each Party must consent to the use of its name in any such public announcement, unless the disclosure of such Party’s name is required by applicable Law.

8.9           Expenses.  Except to the extent otherwise specifically provided in this Agreement, including Section 9.3(b), each Party shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

8.10           Transition Plan.  Buyer and the Seller Parties agree to undertake a mutually acceptable transition plan (the “Transition Plan”) immediately upon Closing of the Contemplated Transactions to effect the physical transfer of the Acquired Businesses and Purchased Assets to Buyer.  Buyer will bear all costs associated with the implementation of such Transition Plan.  From and after the Closing, the Seller Parties (i) shall make available to Buyer reasonable employee and other resources to be specified in the Transition Plan to assist in the physical relocation of the applicable Purchased Assets, including equipment, inventory, supplies and other materials.  Buyer and the Seller Parties shall cooperate in good faith to agree upon and document such a mutually acceptable Transition Plan as soon as practicable after the Effective Date (and in any event no later than one (1) Business Day prior to the Closing).

8.11           Chapter 11 Motions and Order.

(a)           As promptly as practicable, the Debtor Sellers shall file in the Chapter 11 Case one or more motions, in form and substance reasonably acceptable to Buyer, seeking entry of the Bid Procedures Order, and scheduling the hearing such that the Bid Procedures Order is entered on or before August 31, 2009.  Following entry of the Bid Procedures Order, the Debtor Sellers shall file in the Chapter 11 Case one or more motions, in form and substance reasonably acceptable to Buyer, such that the Sale Order and the Assignment Order are entered on or before September 30, 2009.  The date by which each of the Bid Procedures Order, the Sale Order and the Assignment Order is entered is subject to the availability of the Bankruptcy Court and any other order by the Bankruptcy Court that impacts the timing of entry of such orders.

(b)           Subject to its respective obligations as debtor-in-possession, each Debtor Seller shall promptly make any filings, take all actions and use all commercially reasonable efforts to obtain any and all relief from the Bankruptcy Court that is necessary or appropriate to consummate the transactions contemplated by this Agreement.

(c)           Except as otherwise ordered by the Bankruptcy Court, the Debtor Sellers shall give notice to all parties entitled to notice of the Bid Procedures Order, the Sale Order, the Assignment Order and any motions related thereto in accordance with all applicable Laws, including the Bankruptcy Code and any applicable local rules, and to any other Persons reasonably requested by Buyer.

(d)           The Debtor Sellers shall conduct any auction process in accordance with the Bid Procedures.  Except as permitted by the Bid Procedures Order and the Bid Procedures, or with Buyer’s consent, the Debtor Sellers shall comply with, and shall not amend, waive, modify or supplement, the Bid Procedures in a manner that is inconsistent with the Bid Procedures Order.

(e)           The Debtor Sellers shall promptly advise Buyer of any written objection(s) filed with the Bankruptcy Court or otherwise served on the Debtor Sellers with respect to this Agreement or the transactions contemplated hereby, or any motions requesting the approval of this Agreement and the transactions contemplated hereby.  The Debtor Sellers shall keep Buyer reasonably informed of the status of their efforts to obtain the entry of the Bid Procedures Order , the Sale Order and the Assignment Order.  The Debtor Sellers shall give Buyer reasonable advance written notice of any hearings regarding the motions required to obtain the issuance of the Bid Procedures Order, the Sale Order and the Assignment Order, and Buyer shall have the right to attend and be heard at any such hearings.  In the event the Bid Procedures Order, the Sale Order or the Assignment Order is appealed, the Debtor Sellers and Buyer shall each use their respective commercially reasonable efforts to defend such appeal or, by mutual written agreement, close the transactions contemplated hereby unless such closing is stayed by order of the Bankruptcy Court.  Buyer shall have the right to review and provide comments on any other filings and presentations of evidence with respect to any court proceeding related to the transactions contemplated hereunder, including with respect to the Sale Order to the extent Buyer is declared the Successful Bidder (as defined in the Bid Procedures Order) at the Auction.

(f)           Buyer agrees that it will promptly take such actions as are reasonably requested by the Debtor Sellers to assist in obtaining entry of, provided such requested actions are not substantially inconsistent with, the Bid Procedures Order, the Sale Order and the Assignment Order, and a finding of adequate assurance of future performance by Buyer under the Assumed Contracts as required by Section 365(b)(1)(C) of the Bankruptcy Code, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court.  With respect to each Assumed Contract, Buyer shall use commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance of the applicable Assumed Contract.  Buyer agrees that it will promptly take all actions reasonably required by the Debtor Sellers or ordered by the Bankruptcy Court to assist in obtaining the Bankruptcy Court's entry of an order approving this Agreement, such as furnishing affidavits, non-confidential financial information, confidential information (subject to a form of confidentiality agreement that is satisfactory to Buyer) or other documents or information for filing with the Bankruptcy Court, with respect to demonstrating adequate assurance of future performance by Buyer under the Assumed Contracts.  To the extent Buyer is the Successful Bidder, if a written objection is filed to the motion seeking approval of this Agreement, which is an objection which would prohibit or otherwise prevent the Closing from occurring pursuant to the terms of this Agreement, the Debtor Sellers and Buyer shall use commercially reasonable efforts to have such objection overruled.

(g)           Buyer agrees to be bound by the Bid Procedures, including the requirement that its bid (as set forth in this Agreement) be irrevocable until two (2) business days after the Closing.  Buyer further agrees that in the event it participates in the Auction, its final and best bid at the conclusion of the Auction, if not deemed the Successful Bid (as defined in the Bid Procedures), shall serve, without modification, as a back-up bid or alternate back-up bid as may be designated by the Debtor Sellers at the sale hearing, in the event the Successful Bidder fails to close as provided by the Bid Procedures, the Bid Procedures Order and the Sale Order.

8.12           Transfer of ATL Business.  As soon as practicable after the date hereof (and in any event no more than fourteen (14) days after the Effective Date), ATL shall (i) incorporate a new limited company under the laws of England and Wales (“Newco”) as a wholly-owned subsidiary of ATL (with 100% of the ordinary share capital of Newco being beneficially owned at all times prior to Closing only by ATL or another Seller Party), and (ii) cause all right, title and interest in and to all of the assets owned by ATL, except for the Excluded ATL Assets, to be transferred to Newco, and all Liabilities of ATL, including the Assumed ATL Payables but excluding the Excluded ATL Liabilities, to be novated to or otherwise assumed by Newco, and (iii) make (or cause Newco to make) any necessary filings or registrations in connection with (i) and (ii), ((i), (ii) and (iii), collectively, the “Newco Transfer”).  The Newco Transfer shall be on terms and conditions, and subject to customary documentation, that is in each case reasonably satisfactory to Buyer and ATL and in connection therewith the Seller Parties shall consult with Buyer and its advisors regarding the structuring, documentation and implementation of the Newco Transfer.  Without limiting the foregoing, the agreement(s) providing for the Newco Transfer shall include the following, and the Seller Parties shall procure so far as they are able (whilst complying with all applicable laws, regulations and the terms of any contract) that the Newco Transfer is effected in accordance therewith:

(a)           Employment. The UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) shall apply to transfer the employment of the ATL employees to Newco; ATL and Newco shall cooperate to ensure compliance with TUPE in relation to the transfer.

(b)           Rents.  All rents under the Ringland Lease that are due prior to Closing, shall have been paid on Closing and a copy of the relevant receipted invoices and/or bank statements are provided to evidence this.

(c)           Newco Environmental Authorisations.  ATL shall use all reasonable endeavours to transfer to Newco the Environmental Authorisations held by ATL.

(d)           Assumed ATL Payables.  Newco shall novate or otherwise assume all Assumed ATL Payables set forth on Schedule 1.1(b).

(e)           Operation in Ordinary Course.  Newco shall begin to carry out its business, post acquisition of the same from ATL, in the ordinary course promptly following the Newco Transfer.

(f)           VAT.  The Seller Parties shall use their reasonable endeavors prior to Closing to procure that Newco is registered for VAT purposes in the U.K. as soon as reasonably practicable after the Newco Transfer provided that Newco shall not form part of a VAT group at any time prior to the Closing.

Newco shall have no operations at any time prior to or on Closing other than the operations assigned or transferred to it by ATL in connection with the Newco Transfer.  From and after the completion of the Newco Transfer, all references in this Agreement to ATL shall instead be deemed to refer to Newco, as assignee of ATL, unless the context requires otherwise; provided, however, that Newco shall not be a Seller Party for purposes of this Agreement. At all times prior to the Closing, ATL or another Seller Party shall be the sole legal and beneficial owner and registered holder of all outstanding share capital and other equity interests of Newco.  Without limiting the generality of Section 8.18, from and after the completion of the Newco Transfer the Seller Parties shall do (and cause each of their subsidiaries to do) all such further acts, including executing documents or instruments, and obtaining any third party or regulatory consents, as may be reasonably requested (with reasonable specificity) by Buyer in connection with the Newco Transfer or otherwise to effectuate the intent of this Section 8.12; provided, however, that Buyer shall fully reimburse the Seller Parties (and their subsidiaries) for all reasonable out-of-pocket costs and expenses incurred by them (or, alternatively, pay such out of pocket costs and expense directly if reasonably practicable), in performing any such further acts so requested by Buyer; and provided, further, that if in connection with the foregoing Buyer requests the Seller Parties (or their subsidiaries) to execute, file or deliver any additional documents or other instruments, then to the extent practicable Buyer will prepare (or cause to be prepared) such additional documents or other instruments (at its sole expense) and present them to the Seller Parties (and their subsidiaries, as applicable) for their review and comment (which will not, for the avoidance of doubt, limit the Seller Parties’ (and their subsidiaries’) right to reimbursement discussed in the immediately preceding proviso).

8.13           Consignment of Certain APCVD/TP Demo Tools.  From the date hereof through the Closing, Buyer and the Seller Parties shall cooperate in good faith to negotiate a consignment agreement, on terms and conditions that are mutually satisfactory to each of the Parties, with respect to the Seller Parties’ inventory of APCVD and TP products and technologies used for demonstration purposes, customer evaluation purposes or internal research and development as identified on Schedule 8.13 (the “APCVD/TP Demo Inventory”), which Schedule may be updated prior to the Closing by mutual consent of the Parties to identify such APCVD/TP Demo Inventory as exists and is in the Seller Parties’ possession as of the Closing Date.  Any agreement with respect thereto shall be set forth in a writing executed and delivered by Buyer and each of the applicable Seller Parties at the Closing.  Without limiting the generality of the foregoing, the Parties intend that such consignment agreement will provide that the tools identified on Schedule 8.13 will be consigned from the Seller Parties to Buyer under a revenue sharing arrangement pursuant to which, as any such item of APCVD/TP Inventory is sold by Buyer, Buyer will upgrade such item as required by the purchaser thereof (and Buyer will be entitled to recover from the sale price thereof the standard cost to Buyer for such upgrade(s)), and will be entitled to a commission of 30% of the difference between the selling price of such item minus the sum of the costs to assemble, test, install, warrant, and if applicable upgrade, such APCVD/TP Demo Inventory.

8.14           Information Access After Closing.  Effective upon the Closing, the Debtor Sellers hereby grant Buyer limited and non-transferable rights of access and use, during reasonable times and at the sole expense of Buyer and subject to such other reasonable terms and conditions as the Debtor Sellers may from time to time impose, to such customer, supplier and accounting records retained by the Debtor Sellers pursuant to this Agreement as Buyer and the Debtor Sellers may mutually agree upon.  Upon the termination of the Chapter 11 Case the Debtor Sellers shall either return such customer, supplier and accounting records to Buyer or cause them to be destroyed, and (ii) the Debtor Sellers shall at all times use commercially reasonable efforts to maintain the confidentiality of such customer, supplier and accounting records (subject to any required or appropriate disclosure of the same in connection with the Chapter 11 Case).

8.15           Alcatel Litigation.  The Seller Parties shall pay and discharge, to the extent allowed by the Bankruptcy Court in connection with the Chapter 11 Case, as and when legally required any monetary judgments against the Seller Parties or their subsidiaries with respect to the Alcatel Litigation, including the outstanding judgment against the Seller Parties for the reimbursement of approximately One Hundred Sixty-Five Thousand Euros (€165,000) in legal fees of third parties (the “Outstanding Fee Judgment”).  In connection with Buyer’s acquisition from the Seller Parties of certain rights with respect to the Alcatel Litigation, as provided in Section 2.1(i), from and after the Closing the Buyer may (in its sole discretion and if and to the extent it chooses), but shall not be obligated in any way to, pursue any such acquired rights (including rights of appeal or other Claims) that it deems appropriate in connection with the Alcatel Litigation.  Buyer shall bear all costs, fees and expenses (including legal fees) of its pursuit of any of the foregoing, including any expenses incurred in prosecuting any appeal or other Claims with respect to the Alcatel Litigation.  Buyer shall have the exclusive right and authority to pursue any of the foregoing or to settle, terminate or otherwise compromise any Claims or actions with respect to the same.  If and to the extent that Buyer recovers any monetary compensation from counterparties to the Alcatel Litigation (at any time or from time to time), such compensation shall, to the aggregate extent thereof, be payable to the Parties in the following order of priority: (i) first, Buyer shall be reimbursed, on a dollar-for-dollar basis, for its full out-of-pocket costs and expenses incurred in connection with conducting the Alcatel Litigation following the Closing; (ii) second, once the full reimbursement described in clause (i) has been made, the Seller Parties shall be reimbursed, on a dollar-for-dollar basis, for any amounts paid by them in satisfaction of the Outstanding Fee Judgment; and (iii) third, once the full reimbursements in clauses (i) and (ii) have been made, if and to the extent the aggregate recovery exceeds the aggregate amount payable pursuant to the foregoing, 70% of such excess shall be paid to Buyer and 30% of such excess shall be paid to the Seller Parties.

8.16           IP License to Debtor Sellers.  From the date hereof through the Closing, Buyer and the Debtor Sellers shall cooperate in good faith to negotiate an agreement, on terms and conditions that are mutually satisfactory to Buyer and the Debtor Sellers, (i) granting the Debtor Sellers an unlimited, non-exclusive, transferable, perpetual (subject to termination only upon the liquidation of the Debtor Sellers prior to the consummation of a sale by the Debtor Sellers of their ALD product line to a third party buyer), royalty-free license to the Intellectual Property rights under the ALD “Gas Distribution System” patents listed on Schedule 2.1(l), for use in the manufacture and sale of ALD products following the Closing.  Such license shall contain customary terms and conditions, including obligations on the part of Buyer to maintain, enforce and defend (in each case at Buyer’s sole expense) the patent rights which are subject to such license.

8.17           Transition Services Agreement.  From the date hereof through the Closing, Buyer and the Debtor Sellers shall cooperate in good faith to negotiate the terms and conditions of a transition services agreement, in a form and identifying services and fees that are mutually acceptable to Buyer and the Debtor Sellers, with respect to certain services the Parties will provide to one another following the Closing for the term specified therein (the “Transition Services Agreement”).  The Transition Services Agreement is expected to include, among other things as determined by the parties, a mutually acceptable supply arrangement with respect to products of the Seller Parties’ Nailsea, Avon facilities.

8.18           Further Assurances.

(a)           Each Seller Party agrees that, at any time and from time to time after the Closing, it will, upon the request of Buyer, do (and cause each of its subsidiaries, except for Aviza Germany, to do) all such further acts, including executing documents or instruments, as may be reasonably required to further transfer and assign to Buyer any of the Purchased Assets, or to vest in Buyer good and marketable title to the Purchased Assets.  In the case of licenses, certificates, approvals, authorizations, leases, Contracts and other commitments included in the Purchased Assets that cannot be transferred or assigned effectively without the consent of any third party, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order, the Assignment Order and the Bankruptcy Code), the Seller Parties agree to take all commercially reasonable steps to obtain such consent as soon as possible after the Closing and until such consent is obtained the Seller Parties shall cooperate with Buyer in such commercially reasonable arrangements as mutually agreed upon by the Parties that are designed to provide Buyer with all of the benefits and burdens of the license, certificate, approval, authorization, lease, Contract or other commitment that cannot be so transferred or assigned in the absence of such consent.  Without limiting the generality of the foregoing, the Seller Parties will use commercially reasonable efforts from and after the Closing to cause any Person in whose name is registered any Internet domain name that constitutes a Purchased Asset to duly assign such registration(s) or domain name(s) to Buyer.

(b)           Buyer agrees that, at any time and from time to time after the Closing, it will, upon the request of any Seller Party, do all such further acts as may be reasonably required to cause Buyer to assume the Assumed Liabilities in accordance with this Agreement and as may otherwise be appropriate to carry out the Contemplated Transactions.

(c)           Pending registration of the Buyer as the owners of the shares in the Purchased Subsidiaries in accordance with applicable Law following the Closing, the relevant Seller Parties shall exercise all voting and other rights in relation to such shares in accordance with the Buyer’s instructions with respect thereto.

(d)           Without limiting the generality of the foregoing, each Seller Party agrees that it will, from and after the date hereof (and from and after the Closing), use its best efforts and take all necessary actions to cause the Subsidiary Sellers to enter into and timely perform their respective obligations under the Subsidiary Purchase Agreements.

(e)           Each Seller Party (including ATL) confirms that it shall procure that each of ATL and AEL shall pay and satisfy in full, when due and payable, any and all Taxes for which ATL or AEL (as the case may be) is or becomes liable in relation to an Accounting Period ending on or before the Closing or in relation to any Proration Period.  References to ATL in this Section 8.18(e) shall not be deemed to be references to Newco pursuant to Section 8.12.

(f)           The Seller Parties shall not sell, transfer or otherwise assign any shares in, or grant any beneficial ownership interest in, AEL or ATL to any Person (other than a Seller Party) and shall use commercially reasonable efforts (and shall procure that their respective subsidiaries use commercially reasonable efforts) not otherwise to effect a change in the ownership of ATL within the meaning of section 769 of the U.K. Income and Corporation Taxes Act of 1988, in each case at any time on or after the Closing, provided that nothing in this Section 8.18(f) shall prohibit the appointment of a liquidator or administrator of any Seller Party or any Affiliate of a Seller Party.  References to ATL in this Section 8.18(f) shall not be deemed to be references to Newco pursuant to Section 8.12.

(g)           The Seller Parties shall cause each subsidiary of ATI which is not a party to this Agreement, other than the Purchased Subsidiaries and the Subsidiary Sellers, to execute (at or promptly following the Closing) an instrument in favor of Buyer in form and substance reasonably satisfactory to Buyer either (i) confirming that such non-party subsidiary has no known interest in Intellectual Property that is used or held for use primarily in the Acquired Businesses and quitclaiming any such interest, or (ii) designating any known interest in any such Intellectual Property and transferring any interest (whether known or not) in any such Intellectual Property to Newco (in which case an appropriate portion of the consideration otherwise payable on account of the acquisition of the shares of Newco shall be reallocated to such non-party subsidiary); provided, however, that, upon the Closing, Newco shall be deemed to have been granted pursuant to this Agreement, subject to no further documentation or other action by any Person with respect thereto, a non-exclusive, worldwide, irrevocable, perpetual, freely transferable and sub-licensable, royalty-free license under and to all Intellectual Property owned by the respective non-party subsidiary of ATI (provided, that ATI shall use reasonable best efforts to cause any such non-party subsidiary thereof to deliver a customary license agreement to Newco, if reasonably requested by Buyer and at Buyer’s sole expense, to evidence the foregoing license) that is used or held for use in the Acquired Businesses, but that is not so transferred because it is not “primarily” used or held for use in connection therewith, to permit the Acquired Businesses to make, have made, use, have used, import, export, offer to sell and sell products and services.  The Seller Parties shall use commercially reasonable efforts to cause any Liens and other security interests on any known Intellectual Property interests so transferred pursuant to the foregoing clause (ii) to be released concurrently with or prior to such transfer.

ARTICLE 9

CLOSING AND TERMINATION

9.1           Closing.  The closing (the “Closing”) of the Contemplated Transactions shall be held on or within three (3) Business Days after the Sale Order becomes a Final Order and all other conditions set forth in Article 7 have been duly satisfied or waived (or such other date as the Parties may agree in writing), at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California, 94303-2223, at 10:00 a.m. local time.  The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing shall be effective as of midnight, Pacific Daylight Time on the Closing Date.  The transfers and deliveries described in Article 7 shall be mutually interdependent and regarded as occurring simultaneously, and no such transfer or delivery shall become effective until all the other transfers and deliveries provided for in Article 7 have also been made.

9.2           Termination.  This Agreement may not be terminated except as follows:

(a)           Upon the mutual written consent of the Seller Parties and Buyer;

(b)           By the Seller Parties acting jointly but not severally, provided that no Seller Party is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of Buyer, which breach would give rise to the failure of the condition set forth in Section 7.2(a), and such breach is not cured within thirty (30) days following written notice to Buyer or which breach, by its nature, cannot be cured prior to the Closing;

(c)           By Buyer, provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of any Seller Party, which breach would give rise to the failure of the condition set forth in Section 7.1(a), and such breach is not cured within thirty (30) days following written notice to the Seller Parties or which breach, by its nature, cannot be cured prior to the Closing;

(d)           By Buyer, if the Chapter 11 Case, as it applies to any Seller Party, shall have been dismissed or withdrawn for any reason or, as it applies to any Seller Party, shall have been converted to a liquidation case to be adjudicated under Chapter 7 of the Bankruptcy Code;

(e)           By Buyer, if Buyer is not the Successful Bidder at the Auction, or the Back-up Bidder or Alternate Back-up Bidder (as such terms are defined in the Bid Procedures) who becomes the Successful Bidder pursuant to the terms of the Sale Order;

(f)           By Buyer, if any of the Purchased Assets are sold, disposed of or otherwise transferred or assigned to any third party other than Buyer (whether pursuant to the Auction or otherwise) in violation of Section 8.2(b);

(g)           By Buyer and the Seller Parties, acting jointly but not severally, if the Closing has not occurred on or before December 31, 2009;

(h)           By Buyer, if the Sale Order has not been entered on the Bankruptcy Court’s docket and become a Final Order by December 31, 2009;

(i)           By the Seller Parties, acting jointly but not severally, or Buyer if any Seller executes a definitive agreement pursuant to which the Seller Parties are obligated to consummate an Alternative Transaction, regardless of whether such agreement contains conditions precedent to the Seller Parties’ obligations under the agreement; or

(j)           By the Seller Parties, acting jointly but not severally, or Buyer, if there shall be in effect a final, non-appealable Order restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions or any material part of the Contemplated Transactions.

9.3           Effect of Termination.

(a)           Upon the termination of this Agreement in accordance with Section 9.2, the Parties shall be relieved of any further obligations or Liability under this Agreement other than obligations or liabilities in accordance with the expense allocation provisions under Section 8.9 and the provisions of Section 9.3(b) below; provided, however, that nothing in this Section 9.3 shall relieve any Party from liability which such Party may have for any breach of this Agreement which occurs upon or prior to termination hereof.  Notwithstanding anything herein or in the Subsidiary Purchase Agreements to the contrary, upon the termination of this Agreement in accordance with Section 9.2, each of the Subsidiary Purchase Agreements then in effect shall thereupon also be automatically terminated (without any further actions by the parties thereto) and the parties to the Subsidiary Purchase Agreements shall be relieved of any further obligations or Liability under the Subsidiary Purchase Agreements; provided, however, that nothing in this Section 9.3 shall relieve any party to the Subsidiary Purchase Agreements from liability which such party may have for any breach of the Subsidiary Purchase Agreements which occurs upon or prior to termination thereof.

(b)           The Seller Parties shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, reimbursement for all of Buyer’s reasonable out-of-pocket costs and expenses, including fees to professionals, incurred in connection with this Agreement and the Contemplated Transactions, in an amount not to exceed One Million Dollars ($1,000,000) (the “Expense Reimbursement”), as follows: (A) following any termination by any Party pursuant to Section 9.2(i), the Expense Reimbursement shall be paid concurrently with the closing of such Alternative Transaction, (B) following any termination by Buyer pursuant to Section 9.2(c), Section 9.2(d), Section 9.2(g) or Section 9.2(h), by the Seller Parties pursuant to Section 9.2(g), or by any Party pursuant to Section 9.2(j), and in each case provided that Buyer is not then in material breach of its representations, warranties, covenants or other agreements contained in this Agreement, then the Expense Reimbursement shall be paid concurrently with the closing of any Alternative Transaction following such termination, and (C) following any termination by Buyer pursuant to Section 9.2(e) or Section 9.2(f), then the Expense Reimbursement shall be paid within one (1) Business Day following such termination.  Each Seller Party shall be jointly and severally liable for the payment of the Expense Reimbursement to Buyer.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 9.3, Article 10 and Article 13 shall survive any termination of this Agreement.

ARTICLE 10

LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT, EACH PARTY’S DAMAGES SHALL BE LIMITED TO ACTUAL DAMAGES, AND NO PARTY SHALL BE ENTITLED TO ANY CONSEQUENTIAL, PUNITIVE, OR NON-ECONOMIC DAMAGES FOR ANY TERMINATION, BREACH, OR FAILURE TO PERFORM BY ANY OTHER PARTY, AS THE CASE MAY BE.

ARTICLE 11

TAX MATTERS

11.1           Preparation and Filing of Tax Returns of the Purchased Subsidiaries; Conduct of Tax Affairs and Disputes.

(a)           Subject to Section 11.1(b) and Section 11.1(c), Buyer or its authorized agents, shall, at Buyer’s own cost, have sole conduct of all Tax affairs of the Purchased Subsidiaries which relate to (i) Accounting Periods ending on or before the Closing Date and (ii) any Proration Periods.  At Buyer’s expense, the Seller Parties shall cooperate and provide such assistance and information as Buyer shall reasonably request in preparing the Tax Returns, and otherwise dealing with the Tax affairs, of the Purchased Subsidiaries in relation to such Accounting Periods, including affording Buyer and its authorized agents such access (including the taking of copies) to such documents, books, accounts, records, information and personnel, which are not in the possession or under the control of Buyer, its Affiliates or the Purchased Subsidiaries, as they may reasonably request in order to prepare the Tax Returns, and deal with the Tax affairs, of the Purchased Subsidiaries in relation to such Accounting Periods.

(b)           Buyer shall prepare (or procure the preparation of) draft Tax Returns of the Purchased Subsidiaries regarding Profits Taxes which relate to the Accounting Periods referred to in Section 11.1(a) (the “Pre-Closing Tax Returns”) (to the extent that such Tax Returns have not been prepared prior to Closing) and shall provide copies of such Pre-Closing Tax Returns to ATI at least 30 days prior to the due date for filing the Pre-Closing Tax Returns.  Buyer shall reflect all reasonable comments of ATI on the Pre-Closing Tax Returns and shall not make any further revisions or amendments to the Pre-Closing Tax Returns without first consulting with ATI.

(c)           If Buyer becomes aware of any Tax Claim, it shall procure that prompt written notice is given of such Tax Claim to ATI and shall procure that (i) ATI is kept fully informed of the progress of the Tax Claim, (ii) ATI is afforded the reasonable opportunity of commenting on any draft correspondence to be submitted to the Governmental Authority in relation to such Tax Claim or any other action proposed to be taken in respect of such Tax Claim, (iii) the reasonable comments of ATI are reflected on such correspondence or in the action taken, and (iv) the Tax Claim is not settled, agreed, admitted or otherwise compromised without ATI’s prior written consent (such consent not to be unreasonably withheld or delayed) if and to the extent that such settlement, agreement, admission or compromise would result in a Liability of a Seller Party under Section 3.2(d).

(d)           In the event of a Newco Transfer, the Seller Parties shall procure that Buyer is afforded the reasonable opportunity of commenting on the Tax Returns of ATL which relate to Accounting Periods ending on or before the Closing Date and/or which relate to a Proration Period and, in each case, which are or may be relevant to the Newco Transfer.  The Seller shall procure that the reasonable comments of Buyer are taken into account.  In this Section 11.1(d), the reference to ATL shall not be deemed to be a reference to Newco pursuant to Section 8.12.

11.2           Transaction Taxes.  Amounts payable under this Agreement shall be exclusive of, and Buyer shall bear and be responsible for paying, any stamp duty, stamp duty reserve tax, stamp duty land tax, VAT, and any other transfer, documentary, registration, or other similar Taxes (including related penalties (civil or criminal), additions to tax and interest) imposed by any Governmental Authority with respect to the transfer of the Purchased Assets to Buyer (“Transaction Taxes”), regardless of whether any Tax authority seeks to collect such Transaction Taxes from the Seller Parties or Buyer.  Buyer shall also be responsible for (i) administering the payment of such Transaction Taxes, (ii) defending or pursuing any proceedings related thereto, and (iii) paying any expenses related thereto.  The Seller Parties shall give prompt written notice to Buyer of any proposed adjustment or assessment of any Transaction Taxes with respect to the Contemplated Transactions.  In any proceedings, whether formal or informal, the Seller Parties shall permit Buyer to participate in and control the defense of such proceedings with respect to such Transaction Taxes (other than in relation to VAT), and shall take all commercially reasonable actions and execute all documents required to allow such participation and control.  For the avoidance of doubt, in the case of Transaction Taxes that are required to be remitted to the appropriate Tax authority by a Seller Party, the timely payment by Buyer (or by an Affiliate of Buyer) to the relevant Seller Party of such Transaction Tax shall satisfy in full Buyer’s obligations under this Section 11.2 to pay such Transaction Tax.

11.3           Tax Prorations.  For purposes of determining the cash Purchase Price to be paid at Closing pursuant to Section 4.1(a), personal property Taxes and ad valorem Taxes (excluding Transaction Taxes) imposed on the Purchased Assets (“Property Taxes”) for the current Tax periods that include, but do not begin or end on, the Closing Date (the “Proration Periods”) shall be apportioned between Buyer and the Seller Parties based on the number of days in the Proration Period before and including the Closing Date and after the Closing Date. For purposes of this Section 11.3, the Proration Period for Property Taxes shall be the fiscal period for which such Taxes were assessed by the relevant Tax jurisdiction.  To the extent the Seller Parties’ allocable share of all Property Taxes for the Proration Period exceeds the aggregate amount of Property Taxes paid by the Seller Parties prior to the Closing Date with respect to the Proration Period, Buyer will reduce the cash Purchase Price to be paid at Closing pursuant to Section 4.1(a) by an amount equal to such excess.  To the extent the aggregate amount of Property Taxes paid by the Seller Parties prior to the Closing Date with respect to the Proration Period exceeds the Seller Parties’ allocable share of all Property Taxes for the Proration Period, Buyer will increase the cash Purchase Price to be paid at Closing by an amount equal to such excess.  After the Closing Date, Buyer shall timely pay or cause to be timely paid all Property Taxes for Proration Periods.

11.4           Tax Refunds.  Any Tax refunds (including any interest related thereto) received by Buyer, its Affiliates or successors relating to the Purchased Assets and to Tax periods or portions thereof ending on or before the Closing Date and any refunds of Profits Taxes (including any interest related thereto) of the Purchased Subsidiaries relating to Tax periods or portions thereof ending on or before the Closing Date (collectively, “Pre-Closing Refunds”) shall be for the account of the Seller Parties, and Buyer shall pay over to the Seller Parties the amount of any Pre-Closing Refunds within five (5) Business Days of receipt thereof.  Buyer shall, if the Seller Parties so request and at the Seller Parties’ direction and expense, file or cause its Affiliates to file for and obtain any Pre-Closing Refunds.  Buyer shall give prompt written notice to the Seller Parties if Buyer has knowledge of any potential Pre-Closing Refunds.

11.5           Adjustment of Purchase Price.  All sums payable under Section 3.2(d), to the extent permitted by applicable Law, shall be treated as an adjustment to the Purchase Price of the Aviza Shanghai Equity and/or the Newco Shares for Tax purposes only and not as an adjustment to any amount to be paid by Buyer pursuant to this Agreement.

ARTICLE 12

AUCTION PROCESS

Subject to Section 4.6, the Seller Parties and Buyer acknowledge and agree that until the termination of this Agreement in accordance with its terms, the Seller Parties and their respective Affiliates, officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives shall be permitted to (i) market and solicit offers for the Purchased Assets and Assumed Liabilities and may issue press releases, place advertisements or make other releases or disclosures in connection therewith, (ii) solicit additional qualified bids pursuant to the Bid Procedures and (iii) take any other affirmative action (including entering into any agreement or letter-of-intent with respect thereto) to cause, promote or assist with a successful overbidder transaction.  Without limiting but subject to the foregoing, the Seller Parties and their respective Affiliates and their respective officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives shall be permitted to supply information relating to the Seller Parties and the Purchased Assets and Assumed Liabilities to prospective purchasers.  Except as expressly set forth in Section 9.3(b), neither the Seller Parties nor any of their respective Affiliates shall have any Liability to Buyer, either under or relating to this Agreement or any applicable Law, by virtue of entering into or seeking Bankruptcy Court approval of such definitive agreement for a successful overbidder transaction pursuant to this Article 12.  The Seller Parties and Buyer agree to comply in all material respects with the terms of the Bid Procedures.  The Seller Parties agree that they will seek to have included in the Bid Procedures Order a provision that requires any bid to exceed a previously high bid by an amount of not less than Five Hundred Thousand Dollars ($500,000).

ARTICLE 13

GENERAL PROVISIONS

13.1         Notices.  All notices shall be in writing delivered as follows:

(a)           If to Buyer, to:

Sumitomo Precision Products Co., Ltd.
1-10 Fuso-cho
Amagasaki, Hyogo 660-0891 Japan
Attn: Ichiro Takesako
Facsimile: +81-6-6489-5801
E-mail: takesa-i@spp.co.jp

With copies to (which shall not constitute notice):

Bingham McCutchen Murase, Sakai Mimura Aizawa
4-3-13 Toranomon, 4th Floor
Minato-ku, Tokyo
105-0001
Japan
Attn: Len Matsunaga
Facsimile: +81-3-6721-3112
E-mail: len.matsunaga@bingham.com

(b)           If to any Seller Party, to:

Aviza Technology, Inc.
440 Kings Village Road
Scotts Valley, CA 95066
Attn: Chief Financial Officer
Facsimile: +1 (831) 439-6362
E-mail: pat.oconnor@aviza.com

With copies to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attn: Andrew S. Williamson
Facsimile: +1 (650) 463-2600
E-mail: drew.williamson@lw.com

and

Murray & Murray
A Professional Corporation
19400 Stevens Creek Blvd., Suite 200
Cupertino, CA 95014-2548
Attn: John Walshe Murray
Facsimile: +1 (650) 852-9244
E-mail: jwmurray@murraylaw.com

or to such other address as may have been designated in a prior notice.  Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two (2) Business Days after being mailed; notices sent by a nationally recognized commercial overnight carrier shall be effective the next Business Day after receipted delivery to such courier specifying overnight delivery; notices sent by facsimile shall be effective upon confirmation of receipt at the number specified above; otherwise, notices shall be deemed to have been given when received at the address specified above (or other address specified in accordance with the foregoing).

13.2           Survival of Representations, Warranties and Covenants.  All representations and warranties made by the Seller Parties in this Agreement shall terminate upon the Closing, and the Seller Parties shall have no Liability after the Closing for any breach of any representation or warranty contained herein (it being agreed and understood that nothing in this Section 13.2 shall impact any remedy available to any Party in the event of fraud).  Only the covenants contained in this Agreement to be performed (in whole or in part) at or after the Closing, and Section3.2(d), shall survive the Closing.

13.3           Binding Effect.  Except as may be otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including any trustee, responsible Person, estate administrator, representative or similar Person.  Except as otherwise provided in this Agreement, nothing in this Agreement is intended or shall be construed to confer on any Person other than the Parties any rights or benefits under this Agreement.

13.4           Exhibits and Schedules.  The Exhibits and Schedules referred to in this Agreement shall be deemed to be an integral part of this Agreement and incorporated by reference herein.

13.5           Counterparts.  This Agreement may be executed in multiple counterparts (including by facsimile or ..PDF transmission), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

13.6           Governing Law; Consent to Jurisdiction and Venue; Service of Process.

(a)           This Agreement and any Claims or disputes which may arise or result from or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, shall be governed by and construed under laws of the State of California, without regard to conflict of laws principles that would result in the application of any law other than the laws of the State of California, except to the extent a provision of the Bankruptcy Code is applicable.  It is the intent of the Parties that this Agreement be treated for all purposes as an agreement among parties domiciled in the State of California.

(b)           Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all Legal Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 13.1; provided, however, that if the Chapter 11 Case has closed, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Northern District of California sitting in the County of Santa Clara or, if such court lacks jurisdiction, to the Superior Court of the State of California sitting in the County of Santa Clara, and in each case any appellate court thereof, for the resolution of any such Claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           Each of the Parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 13.1.

13.7           Waivers.  Compliance with any provision of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the Party waiving compliance.  No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

13.8           Modification and Amendment.  No supplement, modification or amendment of this Agreement shall be binding unless made in a written instrument that is signed by all of the Parties and that specifically refers to this Agreement.

13.9           Assignment.  No assignment by any Party of this Agreement or any right or obligation under this Agreement may be made without the prior written consent of all other Parties, and any purported assignment without such consent is void ab initio. Notwithstanding the foregoing, the Seller Parties expressly acknowledge and agree that Buyer may assign and transfer all or any part of its rights in this Agreement to one or more Affiliates of Buyer; provided, however, that such assignment shall not relieve Buyer from its obligations under this Agreement or the Contemplated Transactions.

13.10                      Entire Agreement.  This Agreement, the agreements and documents referred to in this Agreement or delivered under this Agreement, are the exclusive statement of the agreement among the Parties concerning the subject matter of this Agreement, and supersede all prior agreements, arrangements and understandings concerning the subject matter of this Agreement.

13.11                      Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, each Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.  The Parties further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

13.12                      Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected by such present or future Laws, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid, and enforceable.

13.13                      Time of the Essence; Calculation of Time Period.  Each Party hereto acknowledges and agrees that time is of the essence for each and every provision of this Agreement and that the breach of any provision hereof requiring any act to be done or step to be taken within a certain period or prior to a certain date or time shall be deemed a material breach of this Agreement.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall be deemed to end on the next succeeding Business Day.

13.14                      No Third-Party Rights.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the applicable Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to Section 13.9.

[SIGNATURE PAGES FOLLOW]

INTENDING TO BE LEGALLY BOUND, the Parties have duly executed and delivered this Agreement as of the Effective Date.

BUYER:

SUMITOMO PRECISION PRODUCTS CO., LTD.

By:	/s/ Susumu Kaminaga
Name:	Susumu Kaminaga
Title:	President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SELLER PARTIES:

AVIZA TECHNOLOGY, INC.

By:	/s/ Jerauld J. Cutini
Name:	Jerauld J. Cutini
Title:	CEO

AVIZA, INC.

By:	/s/ Jerauld J. Cutini
Name:	Jerauld J. Cutini
Title:	CEO

TRIKON TECHNOLOGIES, INC.

By:	/s/ Jerauld J. Cutini
Name:	Jerauld J. Cutini
Title:	CEO

AVIZA TECHNOLOGY LIMITED

By:	/s/ Jerauld J. Cutini
Name:	Jerauld J. Cutini
Title:	Director

AVIZA TECHNOLOGY INTERNATIONAL, INC.

By:	/s/ Jerauld J. Cutini
Name:	Jerauld J. Cutini
Title:	CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]